UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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Papa John’s International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

Tuesday, April 25, 2023 11:00 a.m. Eastern Time	Virtual Meeting Site : www.virtualshareholdermeeting.com/PZZA2023

Items of Business

●	Election of the seven directors nominated by the Board of Directors named in the attached Proxy Statement;
●	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2023;
●	Advisory approval of the Company’s executive compensation;
●	Advisory vote on the frequency of future advisory votes on executive compensation; and
●	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date  February 24, 2023

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on February 24, 2023 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to participate in the meeting virtually via our live webcast. Following the formal items of business to be brought before the meeting, we will discuss our 2022 results and answer your questions.

Thank you for your continued support of Papa John’s.

By Order of the Board of Directors,

Christopher L. Coleman
Chair	March 23, 2023

Internet	Telephone	Mail	Webcast

Visit the Web site noted on your proxy card to vote via the Internet.	Use the toll - free telephone number on your proxy card to vote by telephone.	Sign, date and return your proxy card in the enclosed envelope to vote by mail.	Participate in the meeting and vote at www.virtualshareholdermeeting.com/PZZA2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 25, 2023 — this Proxy Statement and the Papa John’s 2022 Annual Report are available at https://ir.papajohns.com/shareholder-services/annual-meeting.

PAPA JOHNS®

PATH TO LONG-TERM, SUSTAINABLE GROWTH

LEADERSHIP

DIVERSE LEADERS WITH PROVEN RECORDS BUILDING GREAT COMPANIES

BOARD OF DIRECTORS

- **Christopher L. Coleman** — Chair
- **Olivia F. Kirtley**
- **Laurette T. Koellner**
- **Robert Lynch** — President & CEO
- **Jocelyn C. Mangan**
- **Sonya E. Medina**
- **Shaquille R. O'Neal**
- **Anthony M. Sanfilippo**

EXECUTIVE LEADERSHIP

- **Robert Lynch** — President & CEO
- **Madeline Chadwick** — Chief Corporate Affairs Officer
- **Amanda Clark** — Chief International & Development Officer
- **Justin Falciola** — Chief Insights & Technology Officer
- **Shane Hutchins** — Chief Supply Chain Officer
- **Caroline Miller Oyler** — Chief Legal & Risk Officer
- **Elias Reyna** — Chief People & Diversity Officer
- **Joe Sieve** — Chief Restaurant Officer

PURPOSE

A BIG PURPOSE AND OPPORTUNITY

WE LOVE PIZZA.
PIZZA BRINGS US ALL TOGETHER.
THE WORLD DESERVES BETTER PIZZA AND PAPA JOHNS DELIVERS IT.

VALUES

VALUES THAT BRING OUT OUR BEST

PEOPLE FIRST
Customer and Team Member Focus

EVERYONE BELONGS
Diversity, Equity, Inclusion and Teamwork

DO THE RIGHT THING
Integrity, Character and Community

INNOVATE TO WIN
Think Differently and Lead Change

HAVE FUN!
It's Pizza, It Has To Be Fun!

PRIORITIES

FOCUSED PRIORITIES THAT DELIVER THE BIGGEST IMPACT

BUILD
a culture of leaders who believe in diversity, inclusion and winning

RE-ESTABLISH
the superiority of our pizza through our commercial platforms

IMPROVE
unit level profitability and performance of our company and franchisee restaurants

LEVERAGE
our technology infrastructure to drive our business and operations

PROFITABLY EXPAND
our footprint domestically and internationally

PAPA JOHNS®

ROADMAP FOR CORPORATE RESPONSIBILITY

WHAT MATTERS MOST	PEOPLE	PIZZA	PLANET
ASPIRATIONS	Building a culture of leaders who believe in diversity, inclusivity and winning	Providing a superior, high-quality pizza by using simple, clean ingredients	Taking steps to reduce our impact on the environment
PRIORITY TOPICS	• Diversity & Equal Opportunity • Occupational Health & Safety • Employee Compensation & Benefits • Employee Recruitment & Retention	• Food Safety & Hygiene • Food Quality • Traceability of Ingredients • Nutrition & Allergen Labeling	• Sustainable Packaging • Waste Management & Recycling • Food Waste Reduction • Energy Efficiency
PROGRESS	• Expanded Dough & Degrees, our free tuition program for team members, by increasing the number of participating schools and reducing eligibility requirements • Recognized for the second year on Forbes' 2022 list of World's Best Employers	• Committed to donate 10 million meals to those in need over the next five years, in partnership with The Papa John's Foundation	• Disclosing Scope 1 and 2 greenhouse gas emissions, an important step in our environmental journey • Reduced food waste by donating more than 190,000 meals of surplus food to people in need

First major U.S. pizza delivery chain to establish metrics linking ESG progress with incentive compensation for all eligible team members

COMMITMENT TO OUR VALUES

DIVERSITY, EQUITY AND INCLUSION

MANAGEMENT DIVERSITY

50%

members are diverse*

*Female, Black and Latino executive leadership team members

PARTNERSHIP

UNCF
A mind is a terrible thing to waste®

Partnered with UNCF to launch an internship program, providing opportunities for HBCU students to explore career paths at Papa Johns

RECOGNITION

HUMAN RIGHTS CAMPAIGN®

Forbes

For the second consecutive year, recognized among Forbes' 2022 Best Employers for Diversity and received a top score from the Human Rights Campaign Foundation's 2022 Corporate Equality Index

COMMUNITY

$9.6 MILLION+ RAISED

since 2020 for The Papa John's Foundation through the Shaq-a-Roni Pizza with a Purpose campaign ($2.8M in 2022)

$3 MILLION INVESTED

in 2022 in national and local community organizations working on youth leadership and entrepreneurship, hunger relief and reducing food waste

Proxy Statement

The Board of Directors (the “Board”) of Papa John’s International, Inc. (the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 11:00 a.m. Eastern Time on April 25, 2023, and at any adjournment or postponement of the meeting. We have adopted a virtual format for our Annual Meeting again this year. We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/PZZA2023. An audio recording of the entire Annual Meeting will be available on the Papa John’s Investor Relations website after the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 23, 2023.

At the Annual Meeting, stockholders will be asked to vote on the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of seven directors to the Board; the ratification of the selection of Ernst & Young LLP (“EY”) as the Company’s independent auditors for 2023; an advisory approval of the Company’s executive compensation; and an advisory vote on the frequency of future advisory votes on the Company’s executive compensation.

Virtual Stockholder Meeting

The Annual Meeting will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on February 24, 2023 or if you hold a valid proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PZZA2023. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through the Papa John’s International, Inc. 401(k) Plan, which must be voted by April 20, 2023).

To participate in the Annual Meeting, you will need the 16 - digit control number included on your proxy card or on the voter instruction form that accompanied your proxy materials.

The meeting webcast will begin promptly at 11:00 a.m. Eastern Time on April 25, 2023. Online access will begin at 10:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time.

We will also make the Annual Meeting accessible to anyone who is interested, including team members and other constituents, by visiting the same link at www.virtualshareholdermeeting.com/PZZA2023. Non-stockholder guests will not be permitted to vote or submit questions at the Annual Meeting.

Submitting questions at the Annual Meeting

If you are a stockholder as of the close of business on February 24, 2023, and access the Annual Meeting using the 16 - digit control number included on your proxy card or on the voter instruction form that accompanied your proxy materials, you can submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team and our Chair of the Board will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the Chair (or such other person designated by our Board) may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/PZZA2023.

If you have technical difficulties or trouble accessing the virtual meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:

844 - 986 - 0822 (US)

303 - 562 - 9302 (international)

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Corporate Governance

Principles of corporate governance that guide the Company are set forth in the Company’s Board committee charters, the Company’s Corporate Governance Guidelines and the Company’s Code of Ethics and Business Conduct, all of which are available on our website at www.papajohns.com by first clicking “Investor Relations” and then “Corporate Governance.” (The information on the Company’s website is not part of this Proxy Statement and is not soliciting material.) The principles set forth in those governance documents were adopted by the Board to ensure that the Board is independent from management, that the Board adequately oversees management, and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Board annually reviews its corporate governance documents.

Majority Voting Standard for Director Elections

Our Amended and Restated By-laws (the “By-laws”) provide for a majority voting standard for uncontested director elections and a mechanism for consideration of the resignation of an incumbent director who does not receive a majority of the votes cast in an uncontested election. Under the majority voting standard, a majority of the votes cast means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes represented in person or by proxy and entitled to vote on the election of directors. In addition, if an incumbent director is nominated in an uncontested election, the director nominee is required, as a condition of the director’s nomination, to submit an irrevocable letter of resignation to the Chair of the Board. If an incumbent director nominee does not receive a majority of the votes cast, the Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Committee or the Board’s decision.

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct, which is the Company’s code of ethics applicable to all directors, officers and team members worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business.

The Board has established procedures for any person, including a team member, to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics and Business Conduct relating, among other things, to:

●	violations of the federal securities laws;
●	fraud or error in the Company’s accounting, audit or internal controls, financial statements and records; or
●	misconduct by any member of the Company’s senior management.

The procedures for reporting issues and concerns may be found on our website at www.papajohns.com, by first clicking “Investor Relations” and then “Corporate Governance.”

Director Independence

The Board has determined that six of the Company’s eight current directors are “independent” as defined by applicable law and Nasdaq listing standards, as follows: Christopher L. Coleman, Olivia F. Kirtley, Laurette T. Koellner, Jocelyn C. Mangan, Sonya E. Medina, and Anthony M. Sanfilippo. Each of our Audit, Compensation, and Corporate Governance and Nominating committees is comprised only of independent directors, as identified below under the heading “Committees of the Board of Directors.” The Board also determined that Mr. Jeffrey C. Smith was independent under Nasdaq listing standards while he served on the Board.

Robert M. Lynch is not considered to be independent because he serves as President and Chief Executive Officer of the Company. Shaquille O’Neal is not considered to be independent because he is a franchisee of the Company and a brand ambassador of the Company as described under “Transactions with Related Persons” below.

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Ms. Kirtley is a member of the board of directors of U.S. Bancorp. We have a banking relationship with U.S. Bancorp that predates Ms. Kirtley’s appointment to the U.S. Bancorp board of directors. Ms. Kirtley is also a member of the board of directors of Dental Choice, Inc., a nonprofit subsidiary of the Company’s dental insurance carrier. The Board reviewed these relationships and determined that they do not impact Ms. Kirtley’s independence or her business judgment.

Hedging and Pledging Policy

Pursuant to our Insider Trading Compliance Policy, we prohibit employees, officers and directors from pledging any Company securities as collateral for a loan, or from holding any Company securities in a margin account. This policy also prohibits employees, officers and directors from entering into hedging transactions involving Company securities, including purchasing financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds and similar transactions. Hedging transactions means any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Company securities.

Board Leadership Structure and Risk Management

Under our Corporate Governance Guidelines, our Board elects a Chair of the Board with the duties set forth in our By-laws. When the position of Chair of the Board is not held by an independent director, the independent directors will elect a Lead Independent Director. Christopher L. Coleman, our current Chair, is independent; accordingly, we do not currently have a Lead Independent Director.

Our Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each of these Board committees is comprised solely of independent directors, with each of the committees having a separate chair. See “Committees of the Board of Directors” below for a description of each of these Board committees and its members.

The key responsibilities of the Board include developing the strategic direction for the Company and providing oversight for the execution of that strategy by management. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s financial, strategic and operational issues, as well as the risks associated with each, and that oversight includes a thorough and comprehensive annual review of the Company’s strategic plan and Enterprise Risk Management program.

At the committee level, risks are reviewed and addressed as follows:

●	The Audit Committee oversees management of financial risks; legal and regulatory risks; food safety, information technology and cybersecurity risks; as well as the Company’s Enterprise Risk Management program, reporting on such matters to the full Board. The Audit Committee’s agendas include discussions of individual and emerging risk areas throughout the year, and, through its oversight of our Enterprise Risk Management program, the Audit Committee monitors management’s responsibility to identify, assess, manage and mitigate risks. Our Enterprise Risk Management program is comprised of a cross-functional, management-level Enterprise Risk Management team that helps establish a culture of managing and mitigating risk and coordination of risk management between our executive team and the Board. Specifically, with respect to oversight of technology and cybersecurity risks, our information security officer provides regular formal updates to the Board and Audit Committee on potential cyber threats and the progress of our ongoing security and privacy programs. The Audit Committee reviews with management and reports to the full Board with respect to material information on security matters and risks and management’s actions to monitor and address identified areas for improvement.
●	The Compensation Committee is responsible for overseeing the assessment and mitigation of risks relating to the Company’s compensation policies and practices and incentive compensation arrangements for its employees, and also oversees succession planning and human capital management. The Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. As a result of that evaluation, including a review of the plan design and governance aspects of our compensation programs discussed below in the Compensation Discussion and Analysis, the Compensation Committee concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on the Company.
●	The Corporate Governance and Nominating Committee manages risks associated with potential conflicts of interest and reviews governance and compliance issues with a view to managing associated risks, including oversight of our compliance program with respect to our Code of Ethics and Business Conduct, monitoring of risks associated with workplace discrimination and harassment, and our policies regarding diversity and inclusion, culture and internal pay

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equity. The Corporate Governance and Nominating Committee also oversees the Company’s initiatives on sustainability and environmental, social and governance matters.

While each committee is responsible for evaluating and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Risk Officer, and other Company officers with roles in managing risks.

Board Self-Evaluation

Pursuant to our Corporate Governance Guidelines, the Board conducts an annual self-evaluation to assess its performance, which also includes evaluations of the Audit, Compensation, and Corporate Governance and Nominating committees. In addition, the Corporate Governance and Nominating Committee annually evaluates each director’s individual performance. The Corporate Governance and Nominating Committee is responsible for developing, administering and overseeing processes for conducting evaluations.

Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively. In 2022, the evaluation process included live interviews with each director conducted by a third party, who compiled the results and discussed them with the Chair of the Board and the Chair of the Corporate Governance and Nominating Committee. The results of the assessment were then reported to and discussed by the full Board. The Board identified areas for improvement in 2023 including with respect to Board materials, Board and Committee calendars, and meeting agendas in order to provide more unstructured time for Board discussion on topics identified by the Board in advance of each meeting.

Stockholder Engagement in 2022

Our Board of Directors and our management believe it is important to proactively engage with stockholders. In 2022, we had discussions with stockholders collectively holding more than a majority of our outstanding common stock. This engagement was conducted by senior decision-makers at the Company, including the CEO, the CFO and members of our Investor Relations team.

Areas of particular focus in the engagement included: our five strategic priorities; macroeconomic trends; and our corporate social responsibility programs, including diversity, equity, and inclusion initiatives, environmental issues, and corporate governance matters.

Feedback from stockholders is shared with the Board and the applicable committees on a regular basis.

Independent Chair of the Board

Mr. Jeffrey C. Smith served as our independent Chair of the Board until his departure from the Board in March 2023. Following Mr. Smith’s departure, our Board elected Christopher L. Coleman to be the independent Chair of the Board, effective March 1, 2023.

Our Board believes an independent Chair provides a strong leadership structure and sound governance in the best interests of the Company and its stockholders, working with the Board, the Company’s Chief Executive Officer and management to establish and further the Company’s strategic objectives. When the position of Chair of the Board is not held by an independent director, the independent directors will elect a Lead Independent Director, with the duties described in the Company’s Corporate Governance Guidelines.

Meetings of the Board of Directors

The Board held five meetings in 2022. Each director attended at least 75% of the meetings of the Board and the Board committees on which he or she served during 2022.

Meetings of the Independent Directors

At meetings of both the Board and the Board committees, the Company’s independent directors meet in regular executive sessions in which members of management do not participate. These sessions typically occur in conjunction with regularly

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scheduled Board or committee meetings. The Chair of the Board currently chairs executive sessions of the Board. If the position of Chair is not held by an independent director, the Lead Independent Director will chair such executive sessions.

Annual Meetings of Stockholders

The Company does not have a policy regarding director attendance at the Annual Meeting, but we encourage each of our directors to attend each Annual Meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. All directors then on the Board attended the 2022 Annual Meeting.

Committees of the Board of Directors

The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee facilitate and assist the Board in the execution of its responsibilities. In accordance with Nasdaq listing standards, each of these standing committees is comprised solely of independent directors. Charters for each of our standing committees are available on the Company’s website at www.papajohns.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter of each standing committee is also available in print to any stockholder who requests it.

Audit Committee

Members: Laurette T. Koellner (Chair) Olivia F. Kirtley Jocelyn C. Mangan Meetings in Fiscal 2022: 5

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee is responsible for the appointment, compensation and retention of the independent auditors and oversees the performance of the internal auditing function and the Company’s compliance program with respect to legal and regulatory requirements and risk management. The Audit Committee meets with management and the independent auditors to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in this Proxy Statement. The Audit Committee also is responsible for oversight of the Company’s overall enterprise risk management function and reviews the Company’s practices with respect to risk assessment and risk management and discusses the Company’s risk exposures, including top risks, and the processes to identify, assess, manage and mitigate risks. The responsibilities of the Audit Committee are more fully described in the Audit Committee’s Charter.

Each member of the Audit Committee is independent as determined by the Board, based upon applicable laws and regulations and Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and each of Ms. Koellner and Ms. Kirtley is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.

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Compensation Committee

Members: Anthony M. Sanfilippo (Chair) Christopher L. Coleman Sonya E. Medina Meetings in Fiscal 2022: 7

The Compensation Committee oversees the Company’s compensation programs and is responsible for overseeing and making recommendations to the Board regarding the Company’s overall compensation strategies, succession planning and human capital management. Specifically, the Compensation Committee reviews and approves annually the compensation of the Company’s executive officers, including the executive officers named in the Summary Compensation Table below (our “named executive officers” or “NEOs”). The Committee has the authority to administer our equity plans and is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards. In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to non-employee directors, and for reviewing and approving the establishment of broad-based incentive compensation, equity-based, and retirement or other material employee benefit plans. The Committee also reviews risks, if any, created by the Company’s compensation policies and practices and provides recommendations to the Board on compensation-related proposals to be considered at the Annual Meeting. When appropriate, the Committee may form and delegate authority to subcommittees consisting of one or more members to act in a manner consistent with the above or as discussed in the Committee’s Charter.

The Committee has the authority to retain compensation consultants, outside counsel and other advisers. The Committee has engaged Frederick W. Cook & Company (“FW Cook”) to advise it and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers. FW Cook does not provide any other services to the Company. The Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent and, based on that assessment, determined that the firm’s work has not raised any conflict of interest and the firm is independent. See “Compensation Discussion and Analysis” for a further description of the Compensation Committee’s use of FW Cook during 2022, as well as the role of our executive officers in determining or recommending the amount or form of compensation paid to our named executive officers during 2022, and the Committee’s process in setting compensation.

The responsibilities of the Compensation Committee are more fully described in the Committee’s Charter.

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Corporate Governance and Nominating Committee

Jo

Members: Christopher L. Coleman (Chair) Jocelyn C. Mangan Sonya E. Medina Anthony M. Sanfilippo Meetings in Fiscal 2022: 7

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals for service as directors of the Company and as Board committee members, evaluates incumbent directors before recommending renomination, and recommends all such approved candidates to the Board for appointment or nomination to the Company’s stockholders. The Corporate Governance and Nominating Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. The Corporate Governance and Nominating Committee recommended the nomination of seven incumbent directors for re-election to the Board at the Annual Meeting.

In addition, the Committee develops and monitors the process for evaluating Board effectiveness, oversees the development and administration of the Company’s corporate governance policies and the Company’s compliance program with respect to the Company’s Code of Ethics and Business Conduct. It also reviews and approves matters pertaining to possible conflicts of interest and related person transactions. See the discussion under “Approval of Related Person Transactions” below. The Committee oversees the Company’s commitment to corporate values and policies regarding diversity, equity and inclusion (“DEI”). To fulfill this mandate, the Committee provides oversight of the Company’s human resources compliance programs, including policies and procedures for monitoring discrimination and harassment, as well as the Company’s strategies and policies regarding DEI and culture. The Corporate Governance and Nominating Committee also is responsible for consideration of, and reporting to the full Board on, governance matters, including the Company’s initiatives on sustainability and environmental, social and governance (“ESG”) matters, ESG reporting, and public policy matters.

The responsibilities of the Corporate Governance and Nominating Committee are more fully described in the Committee’s Charter.

Environmental, Social and Governance

At Papa John’s, we believe that people are our most important ingredient, and we are dedicated stewards of our communities and the environment. The Company’s commitment to ESG begins with our focus and aspirations around People, Pizza and Planet. Within these focus areas, the Company continues to advance on our priority topics. The Corporate Governance and Nominating Committee has been tasked with overseeing the Company’s commitment to corporate values of diversity, equity and inclusion and the Company’s initiatives on ESG matters. We published our first full Corporate Responsibility Report for fiscal year 2019, in the second quarter of 2020. We plan to publish our 2022 Corporate Responsibility Report in March 2023. These reports are available on the Company’s website.

Diversity, Equity and Inclusion

Our Papa John's family includes approximately 115,000 corporate and franchise team members around the globe, representing all walks of life. We are in communities large and small and are proud to serve customers from all backgrounds, reflecting our Company’s value of “Everyone Belongs.” Our commitment to diversity, equity and inclusion is rooted in our belief that having a Papa John's team that fully reflects and celebrates the global nature of our brand is the right way to do business.

We are building a culture of leaders who believe in inclusivity, diversity and winning. Our efforts, led by our Chief People and Diversity Officer reporting to the CEO and enabled by a team of DEI experts, embed our culture and core values in our team members’ day-to-day experiences through inclusive performance, recognition, and innovation practices.

We are continuously implementing initiatives to diversify our workforce and leadership pipeline, embed policies and practices that ensure fairness and reward behaviors across the organization that foster a culture of belonging and increase employee engagement. Out of the nine members of our Executive Leadership Team, four identify as female, one identifies as African American, and one identifies as Latino.

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We have also launched multiple corporate initiatives over the past several years to support diversity, equity and inclusion. Some examples include introducing DEI training for corporate team members; launching eight Inclusion Resource Groups with global and enterprise team member participation; expanding parental leave benefits; offering affordable healthcare plans and free virtual healthcare visits available to all part-time and full-time team members; and enhancing our Dough & Degrees fully funded tuition program.

These efforts have earned Papa John’s recognition by Forbes on its 2022 lists of World’s Best Employers and Best Employers for Diversity, as well as by the Human Rights Campaign Foundation’s Corporate Equality Index, on which the company has received a 100% score for two consecutive years.

Workplace Health and Safety

As part of the Company’s enterprise-wide safety management system, Papa John’s invests in training, technology and people to protect both our customers and team members. All Papa John’s team members, from those at our corporate office to those working in our warehouses and restaurants, receive annual safety training based on the requirements of their roles.  Our Quality Control Centers and restaurant operations undergo annual safety audits, as well as random safety checks by regional safety managers and field safety coordinators.

Papa John’s increased its investment in team member safety and asset protection with the establishment of a Loss Prevention team. We continue to take steps to mitigate the impact of the ongoing COVID - 19 pandemic on our team members and our customers by implementing extra health and safety measures across our business, including enhanced cleaning and sanitization measures, daily monitoring of our team members’ well-being, and consistently following the Centers for Disease Control and Prevention’s isolation and quarantine guidelines.

Human Rights

We strive for the highest standards of integrity and human rights in all of our business activities, including our supply chain. Our standard agreements with key suppliers mandate that each product sold to Papa John's will meet good manufacturing practices requirements applicable wherever the product is manufactured, produced, distributed, transported or stored. In addition to these requirements, which include supplier audits, and as part of our ongoing efforts to achieve and improve our standards of high quality and community responsibility throughout our business, we incorporate into our standard supply agreements specific prohibitions against suppliers' use of forced labor or facilitation of slavery and human trafficking, including certification, verification and audit procedures, and we strive to ensure Company representatives receive training to support those efforts. Our commitment to human rights is also demonstrated in our Code of Ethics.

Community

We aim to be a strong corporate citizen by striving to make the communities we serve better places to work, live and play. In partnership with customers and franchisees, we raised nearly $2.8 million in 2022 for The Papa John’s Foundation for Building Community through the Shaq-a-Roni Pizza with a Purpose campaign. The funds support leading nonprofit organizations focused on youth leadership and entrepreneurship, hunger, and food waste reduction, as well as the Building Community Fund, a grant program allowing franchisees to nominate nonprofit organizations in their communities to receive funds.

Environment

Papa John’s is committed to being a good steward of the environment. Our 2021 Environmental and Climate Change Statement in the 2021 Corporate Responsibility Report outlines our priority focus areas of sustainable packaging and materials management, sustainable agriculture, food waste and greenhouse gas emissions.

Our pizza boxes are made from 100% fiber-based materials certified by the Sustainable Forestry Initiative and the Programme for the Endorsement of Forest Certification. To reduce single-use packaging, we transport our fresh, original pizza dough from our Quality Control Centers to our restaurants in reusable dough trays. When no longer fit for use, we grind and repurpose the trays, which otherwise would be disposed. In 2022, we diverted more than 197,000 pounds of waste from landfills by recycling these trays.

We also work to reduce food waste in our restaurants by more accurately forecasting and sourcing ingredients and donating surplus food to community organizations serving people in need. Since 2010, we have donated 3.6 million meals through our Harvest Program in partnership with the Food Donation Connection. This included approximately 190,000 meals in 2022.

8     2023 Proxy Statement

CORPORATE GOVERNANCE

To reduce our greenhouse gas emissions from our Quality Control Centers, restaurants and Corporate Hubs we have taken steps including installing LED lighting, outfitting power-saving technology in our pizza ovens and reducing diesel use through the implementation of a Shore Power Electric program for our delivery trucks in our Quality Control Centers.

In 2022, we continued to implement initiatives to address our environmental impact and improve data collection to increase transparency, including reporting our Scope 1 and 2 emissions. In 2023 and 2024, our goals include developing a climate action plan, which will include measuring Scope 3 emissions, assessing deforestation exposure in our supply chain, and evaluating targets for reducing emissions and deforestation risks.

Political Contributions

Papa John’s does not have a political action committee (PAC) and does not currently use Company funds for direct political contributions. Any political contributions have an approval process, which is outlined in our Code of Ethics and Business Conduct.

Communications with the Board

Stockholders of the Company may communicate with the Board in writing addressed to:

Board of Directors
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269 - 0900

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

Nominations for Directors

Identifying Qualified Candidates

The Corporate Governance and Nominating Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company’s stockholders.

The Corporate Governance and Nominating Committee expects qualified candidates will have high personal and professional integrity and ability and will be able to contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. The Committee considers diversity in its nomination of directors to the Board, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, the Corporate Governance and Nominating Committee looks at a range of different personal factors in light of the business, customers, suppliers and employees of the Company. The range of factors includes diversity of race, ethnicity, gender, age, cultural background and personal background. The Committee considers skills and experience, such as prior board service, financial expertise, international experience, industry experience, technology experience and leadership skills, including prior management experience. In addition, the Committee also considers qualifications that include evidence of: independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve and maintain the diversity of the Board. Although the Board does not establish specific goals with respect to diversity, the overall diversity of the Board is a significant consideration in the nomination process. Currently over half of our Board nominees self-identify as being diverse based on gender, race, or ethnicity (two of whom are diverse by race/ethnicity and three by gender), and the Board’s collective experience covers a range of experience across different countries and industries. The Corporate Governance and Nominating Committee also considers the length of service of the Company’s Board members, balancing the value of long-standing Board service with the perspective of directors more recently joining the Board.

2023 Proxy Statement     9

CORPORATE GOVERNANCE

The charts below illustrate the composition of our directors by age distribution, tenure, and self-identified diversity statistics:

Age Distribution	Tenure

Average Age: 57	Average Tenure: 7.75 years

Board Diversity Matrix (As of March 23, 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	4	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

The Corporate Governance and Nominating Committee reports regularly to the full Board on its assessment of the composition and functioning of the Board. The Company has focused on assembling a group of Board members who collectively possess the skills and experience necessary to oversee the business of the Company, structure and oversee implementation of the Company’s strategic plan, and maximize stockholder value in a highly competitive environment.

The Corporate Governance and Nominating Committee will consider candidates for election to the Board recommended by a stockholder in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and will do so in the same manner as the Committee evaluates any other properly recommended nominee. Any nomination by a stockholder of a person for election to the Board at an annual meeting of stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company’s principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must comply with certain other requirements set forth in the Company’s Certificate of Incorporation. However, if less than 70 days’ notice of the date of the annual meeting is given, notice by the stockholder must be received no later than 10 days following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which public disclosure of the date of the meeting was made by the Company.

10     2023 Proxy Statement

CORPORATE GOVERNANCE

Nominations must be addressed to the Chair of the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the Company’s headquarters address listed below and must be received on a timely basis in order to be considered for the next annual election of directors:

Chair of the Corporate Governance and Nominating Committee
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269 - 0900

2023 Proxy Statement     11

Item 1. Election of Directors

Our By-laws provide that the Board is authorized to fix from time to time the number of directors within the range of three to fifteen members, and currently the Board size is set at eight members. Olivia F. Kirtley has reached the age of retirement under our Corporate Governance Guidelines and is not standing for re-election at the Annual Meeting. The Board expresses appreciation to Ms. Kirtley for her nearly 20 years of outstanding service to the Company, including serving in various leadership positions at different points of her tenure, including as Chair of the Board, Lead Independent Director and Chair of the Audit Committee and Compensation Committee. The Board has reduced the size of the Board to seven members effective immediately prior to the Annual Meeting. Directors are elected annually to one-year terms and each director nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

We believe the nominees set forth below possess an appropriate mix of skills, experience, and leadership designed to drive Board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our nominees include five independent directors (71%), three female directors (43%), and a broad range of professional experience. The nominees also reflect a balanced approach to tenure that will allow the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information concerning the nominees for election, including their principal occupations, business experience, background, key skills and qualifications, and ages as of the date of this Proxy Statement. The key skills and qualifications are not intended to be an exhaustive list of each nominee’s skills or contributions to the Board, but rather the specific skills and qualifications that led to the conclusion that the person should serve as a director for the Company.

Nominees for Election to the Board

Christopher L. Coleman
Age: 54 Director since 2012 Chair of the Board Committees: Compensation, Corporate Governance and Nominating (Chair)

Key Experience and Skills

Mr. Coleman’s extensive financial experience and international business acumen provide insight and expertise to the Board in these key areas.

Professional Experience

Mr. Coleman is based in the UK, where he is Group Head of Banking at Rothschild & Co. He is a Global Partner of Rothschild & Co, Chairman of Rothschild & Co Bank International and also serves on a number of other boards and committees of the Rothschild & Co Group, which he joined in 1989.

Mr. Coleman currently serves as a non-executive director of Barrick Gold Corporation (NYSE: GOLD) (and is a member of its compensation committee and its ESG and nominating committee). Mr. Coleman was previously non-executive Chairman of Randgold Resources until the Barrick/Randgold merger in 2019.

12     2023 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Laurette T. Koellner
Age: 68 Director since 2014 Committees: Audit (Chair)

Key Experience and Skills

As a former executive of a publicly traded company, Ms. Koellner brings extensive experience to the Board in the areas of complex business operations, finance and accounting, and international business. In addition, she brings extensive corporate governance and compensation experience and insight as a director of other public companies.

Professional Experience

Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, a subsidiary of American International Group, Inc. (“AIG”) from June 2012 until its May 2014 sale to AerCap Holdings N.V. Ms. Koellner served as President of Boeing International, a division of The Boeing Company, where she held a variety of financial and business leadership roles from 1997 until 2008, including as a member of the Office of the Chairman and Boeing’s Chief Administration and Human Resources Officer. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corp., which merged with The Boeing Company in 1997.

She currently serves on the board of directors of Celestica, Inc. (NYSE: CLS) (including service as the chair of its audit committee, and a member of its compensation, and nominating and corporate governance committees), The Goodyear Tire & Rubber Company (Nasdaq: GT) (including service as Lead Director and as a member of its compensation, governance, and executive committees) and Nucor Corporation (NYSE: NUE) (including service as chair of its audit committee and member of its compensation and executive development, and governance and nominating committees).

Robert M. Lynch
Age: 46 Director since 2019

Key Experience and Skills

Mr. Lynch brings to the board extensive restaurant industry and marketing experience, leading purpose-driven organizations and high-performing teams, and growing successful consumer brands.

Professional Experience

Mr. Lynch was appointed as President and Chief Executive Officer of the Company in August 2019. He joined Papa John’s from Arby’s Restaurant Group where he served as President from August 2017, and served as Brand President and Chief Marketing Officer from August 2013 to August 2017. During his time at Arby’s, he led the brand’s dramatic turnaround to strong growth and profitability. Prior to Arby’s, Mr. Lynch served as Vice President of Marketing at Taco Bell. He has more than 20 years combined experience in the quick service restaurant and consumer packaged goods industries, and also held senior roles at H.J. Heinz Company and Procter & Gamble.

Mr. Lynch currently serves on the board of Kontoor Brands, Inc. (NYSE: KTB) (including service on its talent and compensation committee).

2023 Proxy Statement     13

ITEM 1. ELECTION OF DIRECTORS

Jocelyn C. Mangan
Age: 51 Director since 2019 Committees: Audit, Corporate Governance and Nominating

Key Experience and Skills

Ms. Mangan’s extensive experience with technology and product strategy  provides insight and expertise to the Board in these key areas.

Professional Experience

Ms. Mangan is the CEO and Founder of Him For Her, a social enterprise whose aim is to change for-profit boards of directors to include the world’s most talented women. She has served in this capacity since May 2018. Prior to that, Ms. Mangan held positions at Snagajob, serving as its COO from February 2017 to April 2018 and its Chief Product and Marketing Officer from May 2016 to February 2017. From May 2014 to October 2015, Ms. Mangan was SVP of Product at OpenTable.

Ms. Mangan currently serves on the board of Wag! (Nasdaq: PET), a technology platform that supports pet care, and ChowNow, an online food ordering system and marketing platform.

Sonya E. Medina
Age: 47 Director since 2015 Committees: Compensation, Corporate Governance and Nominating

Key Experience and Skills

Ms. Medina has extensive experience in brand management and communications, multi-cultural communities, social impact, and diversity, equity, and inclusion.

Professional Experience

Ms. Medina is a branding, social impact and communications strategist. Prior to becoming a consultant, she served as Vice President of Community and External Affairs for Silver Eagle Distributors, the nation’s largest distributor of Anheuser-Busch products from 2009 to 2013. Previously, Ms. Medina served as a White House commissioned officer in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady, and as Director of the AT&T Global Foundation.

Ms. Medina currently serves on the board of Delta Apparel, Inc. (NYSE: DLA) (including service on its audit, and corporate governance committees). She is active in community and civic affairs. Ms. Medina founded the Latina Leadership Institute and travels globally to speak about women’s leadership, diversity, equity and inclusion, and corporate culture and governance.

14     2023 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Shaquille R. O’Neal
Age: 51 Director since 2019

Key Experience and Skills

Mr. O’Neal brings an entrepreneurial background and creative marketing skills to the Board.

Professional Experience

Mr. O’Neal’s business career includes success in broadcasting, endorsements, music, television and gaming. He has served as an analyst on Inside the NBA since 2011. He has been an investor in franchised and other restaurants since 2010, and actively operates Big Chicken, a fast casual fried chicken restaurant in Las Vegas, and Shaquille’s, a fine dining restaurant in Los Angeles.  Mr. O’Neal is considered to be one of the most dominant basketball players in NBA history, drafted by the Orlando Magic with the first overall pick in the 1992 NBA draft. His NBA career spanned from 1992 until 2011.

He serves on the national board of directors of Communities In Schools, a non-profit devoted to empowering students to stay in school and achieve in life.

Anthony M. Sanfilippo
Age: 64 Director since 2019 Committees: Compensation (Chair), Corporate Governance and Nominating

Key Experience and Skills

Mr. Sanfilippo brings extensive operational, strategic and senior leadership experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses.

Professional Experience

Mr. Sanfilippo is the co-founder of Sorelle Capital, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping entrepreneurs grow companies in hospitality sectors and related real estate ventures.

Mr. Sanfilippo most recently served as Chief Executive Officer and the chairman of the board of directors of Pinnacle Entertainment, Inc., a publicly traded gaming hospitality company with 16 casino locations in 10 states across the U.S. from March 2010 until its October 2018 sale to Penn National Gaming. He served as Pinnacle’s chairman of the board from May 2017 until its sale. Prior to joining Pinnacle, Mr. Sanfilippo served as President, Chief Executive Officer and a board member of Multimedia Games Inc., a publicly traded creator and supplier of comprehensive technology systems, content and electronic gaming devices for various segments of the gaming industry. Prior to joining Multimedia Games, he served as division president at Harrah's Entertainment, Inc., currently known as Caesars Entertainment, Inc., including serving as president and chief operating officer for Harrah’s New Orleans and a board member of Jazz Casino Corporation. Mr. Sanfilippo also served as chairman of the board of Tivity Health, Inc. (Nasdaq: TVTY) until its acquisition by Stone Point Capital in 2022.

There are no family relationships among the Company’s directors and executive officers.

2023 Proxy Statement     15

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 24, 2023 (except as noted otherwise), with respect to the beneficial ownership of our capital stock by (i) each of the named executive officers identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company, (iii) all directors and current executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock. As of February 24, 2023, there were 34,659,414 shares of common stock outstanding.

			Percent of
	Amount and Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership(1)(2)		Outstanding
Amanda Clark	10,711	(3)	*
Christopher L. Coleman	40,863		*
Ann B. Gugino	20,301		*
Olivia F. Kirtley	116,721	(4)	*
Laurette T. Koellner	35,283	(5)	*
Robert M. Lynch	81,805		*
Jocelyn C. Mangan	7,150		*
Sonya E. Medina	23,473		*
Shaquille R. O'Neal	7,150	(6)	*
Caroline Miller Oyler	66,065	(7)	*
Anthony M. Sanfilippo	14,867	(8)	*
C. Max Wetzel	11,952		*

All 12 directors and current executive officers as a group	436,341	(9)	1.3%
*	Represents less than one percent of class.

	Common Stock Beneficially Owned
	Amount and Nature of	Percent
Other 5% Beneficial Owners	Beneficial Ownership(1)	Outstanding
BlackRock, Inc.(10)
55 East 52nd Street
New York, NY 10055	4,232,941	12.0%
T. Rowe Price Investment Management, Inc.(11)
100 E. Pratt Street
Baltimore, MD 21201	3,574,293	10.1%
The Vanguard Group(12)
100 Vanguard Blvd.
Malvern, PA 19355	3,062,920	8.7%
Starboard Value LP(13)
777 Third Avenue, 18th Floor
New York, NY 10017	2,759,360	8.0%
(1)	Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares and such shares are not subject to any pledge.

16     2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)	Includes the following shares subject to options exercisable within 60 days after February 24, 2023; time - based restricted stock, over which the named persons have sole voting power; and deferred stock units.

	Options		Director		Options		Director
	exercisable	Restricted	Deferred		exercisable	Restricted	Deferred
Name	within 60 days	Stock	Stock Units	Name	within 60 days	Stock	Stock Units
Amanda Clark	—	3,641	—	Jocelyn C. Mangan	—	—	7,150
Christopher L. Coleman	19,040	—	7,358	Sonya E. Medina	12,907	—	7,358
Ann B. Gugino	—	13,175	—	Shaquille R. O'Neal	—	—	7,150
Olivia F. Kirtley	14,509	—	7,358	Caroline Miller Oyler	37,780	3,527	—
Laurette T. Koellner	18,218	—	7,358	Anthony M. Sanfilippo	—	—	7,564
Robert M. Lynch	—	36,470	—	C. Max Wetzel	—	6,558	—
(3)	Ms. Clark also holds units deemed invested in 512 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.
(4)	Includes 37,499 shares held in a spousal trust over which Ms. Kirtley is trustee. Ms. Kirtley also holds units deemed invested in 77,102 shares of common stock through a deferred compensation plan provided by the Company, 52,158 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported, and 24,944 of which are not included in the shares reported.
(5)	Ms. Koellner also holds units deemed invested in 3,649 shares of common stock through a deferred compensation plan provided by the Company, all of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported.
(6)	Mr. O’Neal also received a grant of 55,898 restricted stock units (“RSUs”) pursuant to his March 15, 2022 Endorsement Agreement as set forth in the Transactions with Related Persons section of this Proxy Statement. Mr. O’Neal received such RSUs as an agent of ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with him, and has an obligation to deliver to ABG-Shaq any common stock issuable upon vesting of the RSUs. Mr. O’Neal disclaims any direct or indirect beneficial ownership of the RSUs and underlying common stock.
(7)	Includes 628 shares held in the Company’s 401(k) Plan.
(8)	Includes 3,000 shares held in a family trust over which Mr. Sanfilippo and his wife serve as trustees. Mr. Sanfilippo also holds units deemed invested in 5,402 shares of common stock through a deferred compensation plan provided by the Company, 4,303 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported, and 1,099 of which are not included in the shares reported.
(9)	Includes 102,454 shares subject to options exercisable within 60 days, 63,371 shares of unvested restricted stock, 51,296 director deferred stock units and 60,110 shares which may be acquired within 60 days of termination of service under the deferred compensation plan, held by all directors and executive officers. Holders of director deferred stock units or units deemed invested in common stock under the deferred compensation plan have no voting or investment power over any of the shares represented by these units.
(10)	All information regarding BlackRock Inc. and its affiliates is based on an Amendment to Schedule 13G filed with the SEC on January 23, 2023 by BlackRock, Inc. BlackRock reported that it has sole power to vote 4,089,598 shares and has sole dispositive power over 4,232,941 shares.
(11)	All information regarding T. Rowe Price Investment Management, Inc. is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. T. Rowe Price Investment Management, Inc. reported that it has sole power to vote 1,133,050 shares and sole dispositive power over 3,574,293 shares.
(12)	All information regarding The Vanguard Group is based on an Amendment to Schedule 13G filed with the SEC on February 9, 2023. The Vanguard Group reported that it has shared voting power over 47,142 shares, sole dispositive power of 2,982,791 shares, and shared dispositive power of 80,129 shares.
(13)	All information regarding Starboard Value LP is based on the Schedule 13D/A filed with the SEC on August 20, 2021. Starboard Value LP reported that it may have been deemed to beneficially own 2,759,360 shares of common stock, over which it had sole dispositive and voting power. According to the Schedule 13D/A, the beneficial ownership of our common stock by entities affiliated with Starboard Value LP was as follows: (i) Starboard Value and Opportunity Master Fund Ltd had sole voting and dispositive power over 1,250,085 shares; (ii) Starboard Value and Opportunity S LLC had sole voting and dispositive power over 234,058 shares; (iii) Starboard Value and Opportunity C LP had sole voting and dispositive power over 132,345 shares; (iv) Starboard P LP had sole voting and dispositive power

2023 Proxy Statement     17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

over 429,630 shares; (v) Starboard Value P GP LLC had sole voting and dispositive power over 429,630 shares; (vi) Starboard Value and Opportunity Master Fund L LP had sole voting and dispositive power over 124,797 shares; (vii) Starboard Value L LP had sole voting and dispositive power over 124,797 shares; (viii) Starboard Value R LP had sole voting and dispositive power over 561,975 shares; (ix) Starboard Value R GP LLC had sole voting and dispositive power over 686,772 shares; (x) Starboard X Master Fund Ltd had sole voting and dispositive power over 176,338 shares; (xi) Starboard Value GP LLC had sole voting and dispositive power over 2,759,360 shares; (xii) Starboard Principal Co LP had sole voting and dispositive power over 2,759,360 shares; (xiii) Starboard Principal Co GP LLC had sole voting and dispositive power over 2,759,360 shares; (xiv) Jeffrey C. Smith had sole voting and dispositive power over 13,751 shares and shared voting and dispositive power over 2,759,360 shares; and (xv) Peter A. Feld had shared voting and dispositive power over 2,759,360 shares. Each of the entities affiliated with Starboard Value LP and Messrs. Smith and Feld disclaimed beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. As described in “Transactions with Related Persons—Share Repurchase Agreement,” on March 1, 2023, the Company repurchased 2,176,928 shares of our common stock from entities affiliated with Starboard Value LP, such that Starboard Value LP no longer beneficially owns in excess of 5% of our common stock.

18     2023 Proxy Statement

s
Executive Compensation — Compensation Discussion and Analysis

Introduction

This section describes the Company’s philosophy and program for compensating its executive officers as well as the compensation paid to its named executive officers (“NEOs”) for fiscal year 2022. The NEOs for fiscal year 2022 are:

●	Robert M. Lynch, President and Chief Executive Officer;
●	Ann B. Gugino, Chief Financial Officer;*
●	C. Max Wetzel, Former Executive Vice President, Chief Operating Officer;**
●	Amanda M. Clark, Chief International and Development Officer; and
●	Caroline Miller Oyler, Chief Legal and Risk Officer.

*   The Company recently announced that Ms. Gugino’s last day as Chief Financial Officer was March 22, 2023.

**  Mr. Wetzel resigned from his position with the Company on March 17, 2023.

Executive Summary

Papa John’s, delivering its third straight year of positive North America comparable sales and pizza industry outperformance in fiscal 2022, continues to grow on top of the solid foundation it has built on our journey to become the world’s best pizza company.

Amid changing consumer behavior and macroeconomic headwinds in fiscal 2022, the Company grew its global system-wide restaurant sales when compared with a year ago. The Company also introduced impactful menu innovations, such as Epic Pepperoni Stuffed Crust and New York Style pizzas, addressing the needs of value-seeking consumers with Papa Pairings, and growing its Papa Rewards loyalty program.

However, the increased sales were not enough to offset the significant macroeconomic headwinds the Company, and the broader restaurant industry, faced in 2022. In particular, unprecedented commodity and wage inflation significantly impacted operating margins. As a result, the Company delivered adjusted operating income of approximately $157.5 million in 2022.1 It is worth noting that this level of profitability remains significantly higher than in the preceding years.

The Compensation Committee takes seriously its responsibility to maintain appropriate pay for performance alignment with an emphasis on driving shareholder value – a core component of which is our post-MIP operating income metric, which is based upon adjusted operating income, net of non-controlling interests. In fact, the short-term management incentive plan (“MIP”) is heavily focused on our post-MIP operating income metric (50% of the weighting) and there is a threshold amount of post-MIP operating income required to achieve payout under the MIP plan regardless of performance on the other metrics.

While the Company’s relative performance – both historical and industry – was respectable, and profitability was significantly impacted by external macroeconomic factors in 2022, the Company fell short on achieving its ambitious MIP plan targets.  Consistent with its pay-for-performance philosophy and compensation program design, fiscal 2022 executive compensation required the achievement of rigorous financial and operating targets in 2022. As the Company did not achieve its post-MIP operating income threshold goal, there was no payout under the MIP in fiscal 2022 for its NEOs. However, the performance-based units granted in 2020 under the Company’s Long-Term Incentive Program (“LTIP”) paid out at 108% of target in 2022, as the Company’s total shareholder return (“TSR”) over the 2020-2022 performance period was at the 59th percentile of its TSR peer group, demonstrating the strong performance of the Company over the last three years.

As part of the Company’s commitment to live its values and demonstrate leadership in the industry, it introduced for the first time an Environmental, Social and Governance (“ESG”) performance metric into the MIP in 2022. The purpose of the ESG metric is to align management compensation with key ESG priorities as set out by the Corporate Governance and Nominating Committee and it plans to continue this metric in 2023.

1 See Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

2023 Proxy Statement     19

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Process

Peer Group Companies and Benchmarking

Market pay levels and practices, including those of a relevant peer group, are among many factors the Compensation Committee considers in making compensation decisions. The market review is intended to provide an external framework for the range and reasonableness of compensation and to ensure we can provide competitive compensation needed to attract and retain the caliber of leadership critical to our success. The Compensation Committee reviews market data for all pay elements but does not target NEO compensation with respect to a specific benchmark, such as “median” or “50th percentile.” The Compensation Committee believes that dependence solely on benchmark data can detract from the focus on the performance of the individual NEO and his or her contribution to Company performance.

The Compensation Committee in consultation with FW Cook, its independent compensation consultant, reviews the peer group annually. For competitive comparisons used to inform 2022 compensation decisions, the peer group included the companies in the following table. The Committee believes the companies in the peer group share many characteristics with the Company, including a common industry, market capitalization and other financial criteria, and are an appropriate group of comparable companies with which we compete for executive talent. The Committee made the changes to the 2022 peer group on this basis to add and remove certain companies as noted below.

COMPETITIVE PEER GROUP
BJ's Restaurants, Inc.	Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.
Bloomin' Brands	Darden Restaurants	Restaurant Brands International Inc.*
Brinker International, Inc.	Denny’s Corp.	Texas Roadhouse, Inc.
The Cheesecake Factory, Inc.	Dine Brands Global, Inc.	The Wendy’s Company
Chipotle Mexican Grill, Inc.	Domino’s Pizza, Inc.	Wingstop, Inc.*
*

For 2022, we removed Dunkin’ Brands Group, Inc., which became a private company at the end of 2020, and Red Robin Gourmet Burgers, Inc. We added Restaurant Brands International Inc. and Wingstop, Inc. to the NEO peer group based on input from FW Cook. The peer group was otherwise unchanged from 2021.

Role of Compensation Consultants in the Executive Compensation Process

The Compensation Committee retained FW Cook as its independent compensation consultant for 2022. FW Cook reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee regularly reviews and assesses FW Cook’s independence pursuant to SEC and Nasdaq rules and has determined that the firm is independent and has no conflicts of interest with the Company. The Committee seeks input from FW Cook on compensation trends, appropriate peer group companies and market survey data, and specific compensation decisions as discussed in this Compensation Discussion and Analysis.

Role of Management in the Executive Compensation Process

In making 2022 compensation decisions, the Compensation Committee requested input from the CEO, who reviewed the performance of the NEOs and other executives (other than himself), provided recommendations to the Committee on NEOs’ and other executives’ compensation, and provided perspective on the performance of the management team (other than himself). The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO present, and in accordance with Nasdaq rules, Mr. Lynch was not present when his compensation was being discussed or approved.

The Committee’s determination of each NEO’s compensation was based on a qualitative and quantitative review and assessment of many factors, including the individual’s performance, experience, scope of responsibilities, leadership and leadership development, and the importance of the NEO to the successful execution of our strategies.

Stockholder Input/Say - on - Pay Vote

The Company considers input from stockholders, including the results of the annual advisory vote on executive compensation (“say-on-pay proposal”), in determining compensation for our NEOs. At our 2022 Annual Meeting of stockholders, approximately 98.5% of the votes cast on the say-on-pay proposal were in favor. Stockholders’ positive support of our executive compensation program and business strategy is one of many factors the Committee uses in determining compensation for our NEOs.

Engagement with our stockholders in 2022 covered a range of topics important to them, such as our five strategic priorities; macroeconomic trends; and our corporate social responsibility programs, including diversity, equity, and inclusion initiatives,

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environmental impacts, and corporate governance matters. We also engaged with proxy advisory firms and conducted several investor roadshows and presentations throughout the year. Our senior management team, including our CEO, CFO and members of our investor relations team, maintains regular contact with a broad base of investors, including through quarterly earnings calls, individual meetings and other channels for communication, to understand their concerns. Feedback from stockholders helps inform our executive compensation decisions, including the addition of the ESG metric to the MIP for 2022.

Compensation Policy Highlights

Consistent with stockholder interests and market best practices, our executive compensation program includes the following sound governance features:

●	No executives have an employment agreement other than the CEO.
●	No “single trigger” change of control payments.
●	No guaranteed bonus or base pay increases, other than sign-on payments and inducements for newly recruited executives.
●	No repricing or cash buyouts of underwater stock options or granting of discount-priced stock options. We have not issued stock options since 2019.
●	Multi-year vesting and performance periods for annual equity grants.
●	“Clawback” of certain performance-based compensation in the event the Company is required to prepare an accounting restatement to the extent the restatement indicates that the performance goals were not achieved.
●	Risk mitigation features including robust stock ownership requirements, multiple performance metrics to deter excessive focus on a singular performance goal in the annual MIP, and an annual risk assessment by the Compensation Committee.
●	Use of an independent compensation consultant to provide advice in structuring pay packages for executives, which reflect the Company’s pay-for-performance philosophy.
●	No dividends or dividend equivalent rights paid on unexercised stock options or unearned performance-based units.
●	No hedging or pledging of Company stock by executive officers or directors. See “Hedging and Pledging Policy” above for additional information.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2022 Executive Compensation Overview

Our executive compensation program is designed to support the successful execution of the Company’s ongoing growth strategy and our Better Ingredients. Better Pizza.® brand promise, while taking into consideration market and evolving best practices. In 2022, the Compensation Committee continued its practice of providing to its NEOs the following components of executive compensation:

Pay Component	Description	2022 Actions and Payments
Base Salary	Fixed cash compensation.

Mr. Lynch, Mr. Wetzel, Ms. Gugino, Ms. Clark, and Ms. Oyler received salary increases from 2021 levels of 11.1%, 8.3%, 3.6%, 16.3%, and 5.6%, respectively.

These increases were based in large part on ensuring salaries of our NEOs remain competitive with market rates. In particular, for Mr. Wetzel and Ms. Clark the increases were in connection with Mr. Wetzel’s promotion to EVP and Chief Operating Officer and Ms. Clark’s promotion to Chief International and Development Officer.

Annual Cash Incentive Compensation (under MIP)

Provides an annual cash incentive to the NEOs and others within the Company based upon achievement of preestablished annual performance goals related to Post-MIP Operating Income, Net Development, North America Comparable Sales and ESG initiatives.

Based on the Company’s failure to achieve the 2022 Operating Income metric threshold, NEO payouts under the MIP were 0%.
Long-term Compensation ● Restricted Stock – 40% ● Performance-based units – 60%	Time-based Restricted Stock: 3 - Year Ratable Vesting, Performance-based units earned based on the Company’s three-year relative TSR.

In 2022, each NEO received a target long-term incentive plan (LTIP) award comprised 60% of performance-based units and 40% of restricted stock. Ms. Gugino also received a one-time restricted stock award in recognition of her significant contributions. Performance-based units granted in 2020 were paid out at 108% of target as relative TSR over the 2020-2022 performance period was at the 59th percentile relative to the performance peers.

Tying Pay to Performance

The Compensation Committee aligns the majority of NEO compensation to short- and long-term performance objectives.  While salary is a fixed element of compensation, increases in salary are not guaranteed, and all other elements of compensation above are tied to Papa John’s overall performance. In 2022, the Committee applied our pay-for-performance philosophy by:

●	Setting rigorous, objective performance goals under the annual cash incentive award, the MIP.
●	Granting performance-based units under the LTIP that are tied to relative TSR versus the 23 other companies in the S&P 1500 restaurant category, measured over a three-year period.
●	Granting restricted stock awards that typically vest over three years, tying executive compensation to long-term service and the creation of long-term stockholder value. Award levels are tied to individual performance and individual success in driving results.

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Consistent with our pay-for-performance compensation philosophy, executives with the greatest potential to impact the Company’s success by achieving the Company’s strategic and performance objectives receive a greater proportion of “at-risk” or variable compensation. For 2022, 86% of Mr. Lynch’s compensation at target and 66% of our other current NEOs’ compensation at target (without consideration of sign-on or other one-time awards) was tied to specific performance objectives or our total shareholder return.

Elements of Fiscal 2022 Executive Compensation

Base Salary

Base salary increases are typically considered annually and upon organizational changes that may occur throughout the year. No executive officer has a guaranteed salary increase. The analysis for adjustments to base salary compensation considers all of the factors described under “Our Executive Compensation Process” above. Adjustments to base salary, if any, typically occur during the first quarter of each year. Several NEOs received market adjustments to their base salaries in 2022:  Mr. Lynch’s base salary was adjusted from $900,000 to $1,000,000, Ms. Gugino’s base salary was adjusted from $550,000 to $570,000, and Ms. Oyler’s base salary was adjusted from $450,000 to $475,000. In addition, Mr. Wetzel’s base salary was adjusted from $600,000 to $650,000 in connection with his promotion to EVP and Chief Operating Officer in May 2022. Ms. Clark’s base salary was adjusted from $430,000 to $450,000 as part of the annual review process in February and further adjusted to $500,000 in connection with her promotion to Chief International and Development Officer in May 2022.

Short-Term Cash Incentive Compensation

In 2022, our short-term cash incentive program under the MIP was designed to reward achievement of annual performance objectives, with priority placed on the operating income metric. Fifty percent (50%) of the MIP’s payout was based on the post-MIP operating income metric, and achievement of threshold operating income was also required for any cash payout, even if non-income metrics were achieved. Forty-four (44%) percent of the MIP’s payout was based on comparable sales and net development metrics, equally weighted, and six percent (6%) of the MIP’s payout was based on the ESG metric.  If a non-income metric, such as net unit development (North America and International), comparable sales (North America), and ESG (in each case, as defined and calculated in the table below) exceeded the target goals, then the plan would provide for payout on that metric at the greater of 100% or the same payout percentage as the post-MIP operating income metric. The maximum potential payout was 200% of each executive’s target. The Company believes the plan design, with built-in limits, prevents paying excessive awards when our post-MIP operating income does not meet our objectives for the full year and is an important element in mitigating the risk of focusing on short-term performance.

For 2022, post-MIP operating income (as defined in the table below) was below the threshold performance level, resulting in performance of 0% on that particular metric. Accordingly, the payout for the entire MIP was also 0%. Although the other metrics did not factor into the overall payout under our plan design given failure to achieve the post-MIP operating income metric, our net development, comparable sales for North America, and ESG goals were achieved between threshold and target performance levels.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

In 2022, performance metrics and the target and actual results of the MIP included:

						Calculated
						Payout	Award
Metric	Definition	Weighting	Target(1)	Actual Results		Percentage	Percentage
Post-MIP Operating Income	Adjusted operating income net of non-controlling interests.	50%	$196,000	$155,885	(2)	0%	0%
Net Development	Global system-wide store openings less store closings.	22%	300 units	244 units		62.7%	0%
North America Comparable Sales	North America system-wide comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth.	22%	5.0%	0.7%		14.0%	0%
ESG Metric		6%	Progress against goals			6.0%	0%
Actual Payout	Payout %						0%
(1)	(In thousands) If the post-MIP Operating Income threshold of $170.5 million was not achieved then there could be no payout under the plan. Overall payout for the plan was capped at 200% of target in 2022.
(2)	(In thousands) Post-MIP Operating Income and Adjusted Operating Income are Non-GAAP financial measures. See Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures.

Performance targets for each MIP plan metric were set by the Committee with consideration of stockholder value creation as well as the Company’s targets contained in the annual budget and operating plan. The performance targets to achieve target payout were set in conjunction with the Company’s 2022 annual budget.

In 2022, the target MIP awards (expressed as percentages of base salary and dollar amounts) and the earned MIP awards (expressed as dollar amounts) for each NEO were as follows:

		Target
		Short-Term	Target	Actual
		Incentive	Short-Term	Short-Term
		Award	Incentive	Incentive
		(% of Base	Award	Award
Named Executive Officer	Title	Salary)	$	$
Robert M. Lynch	President and Chief Executive Officer	150%	1,474,038	0
Ann B. Gugino	Chief Financial Officer	75%	424,904	0
C. Max Wetzel	Executive Vice President, Chief Operating Officer	75%	474,519	0
Amanda Clark	Chief International and Development Officer	75%	359,423	0
Caroline Miller Oyler	Chief Legal and Risk Officer, Corporate Secretary	75%	353,005	0
*	Target award based on actual 2022 base salary paid.

Each NEO’s actual annual incentive award payment in the table above is determined by formula based on the Company’s achievement of the pre-established performance targets that are derived from the Board-approved annual budget and operating plan. By tying the targets to the budget and operating plan, we believe the plan rewards performance, and payments will generally correlate to our operating results in a given year. As discussed above, actual 2022 results for all metrics resulted in a MIP plan payout of 0% due to the failure to meet the minimum required post-MIP operating income threshold of $170.5 million, which result emphasizes the rigor of the Company’s performance goals under our pay-for-performance philosophy.

Since 2022 our MIP includes a qualitative ESG performance metric to incentivize and measure management’s success in implementing key ESG priorities, including in such areas as workforce diversity, clean ingredients, and environmental impact. This ESG metric was weighed 6% of the target. Although the MIP did not result in any payout in 2022 for the reason

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discussed above, the Compensation Committee determined that management delivered performance at the target level with respect to the ESG metric, based upon the achievement of pre-determined goals.

For the 2023 compensation year, the design of the MIP is consistent with the 2022 program (including the inclusion of the ESG performance metric). Amanda Clark will participate in both the U.S.-based corporate MIP (70% of her target annual incentive payment) and our international MIP (30% of her target annual incentive payment). The international MIP has similar performance goals as the corporate MIP, except that the measures are applied to our international business.

Long-Term Incentive Compensation

Our LTIP for executive officers consists of time-based restricted stock (weighted 40%) and performance-based units (weighted 60%). The determination of the annual grant values is a function of a number of factors considered by the Compensation Committee, including market competitiveness, position within the organization, significance of the individual to the Company’s strategy and success, and the level of “total direct compensation” deemed to be appropriate for the NEO.

In February 2022, our Compensation Committee approved the annual grant of time-based restricted stock and performance-based units to each NEO in accordance with our equity grant practices policy, with the effective date of grant on February 28, 2022, two business days after the release of our fourth quarter and full-year 2022 earnings.

Time-Based Restricted Stock. We awarded restricted stock in 2022 to provide long-term compensation to our NEOs, helping to build a culture of ownership. We believe restricted stock awards are a strong executive retention tool and align the interests of our executives with the interests of stockholders. The time-based restricted stock awards in 2022 have a three-year graded vesting schedule (i.e., one-third vests per year).

Total Shareholder Return Plan and Awards. Since February 2019, the Compensation Committee has granted performance-based restricted stock units (“performance-based units”) under the Total Shareholder Return Plan (“TSRP”).  We believe this plan best supports our long-term strategic and financial priorities.

Description of TSRP

The TSRP measures the TSR (which is generally the change in the trading price of a share of common stock plus dividends paid) on our common stock relative to the TSR of a group of publicly traded companies deemed comparable by the Compensation Committee (the “TSR Peer Group”) over a three-year performance period starting on the grant date (the “Performance Period”). The Performance Period for the 2022 TSRP is February 28, 2022, to January 31, 2025.

As of the beginning of the Performance Period, participants are awarded performance-based units denominated in the number of shares earned if target performance is achieved (“Target TSR Shares”). The number of Target TSR Shares granted to the NEOs in 2022 were as follows: Mr. Lynch, 23,709 shares; Ms. Gugino, 3,943 shares; Mr. Wetzel, 5,068 shares (including an additional pro-rated amount of 944 shares due to his promotion); Ms. Clark, 2,523 shares (including an additional pro-rated amount of 461 shares due to her promotion); and Ms. Oyler, 2,191 shares. If an executive is terminated without cause prior to the end of the Performance Period, the executive receives a pro rata payout based upon achievement of the award’s performance element, provided at least 12 months of service have been provided during the Performance Period. No dividends paid by the Company on its common stock during the Performance Period are paid to holders of Target TSR Shares during the Performance Period.  Instead, dividends paid during the Performance Period will be deemed reinvested in additional share units on the ex-dividend date, and will be delivered only and to the extent the underlying TSR Shares are earned.

Target TSR Shares will vest and be converted into shares of our common stock at the end of the Performance Period if the TSR of our common stock is equal to the 55th percentile of the TSR of the companies in the TSR Peer Group. The actual number of TSR Shares that may be earned ranges from 0% to 150% of the Target TSR Shares according to the following table:

PZZA Relative TSR vs. TSR Peer Group Companies	Percentage of Target TSR Shares Earned
>= 80th Percentile	150%
55th Percentile	100%
25th Percentile	33%
< 25th Percentile	0%

If our relative TSR is below the 25th percentile of the TSR Peer Group, then no shares will be earned. Payout will be linearly interpolated for performance between the 25th and 55th percentiles, and for performance between the 55th and 80th percentiles. Notwithstanding the above, if the Company’s TSR for the Performance Period is negative, the maximum payout is capped at 100% of the Target TSR Shares.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Individuals who are awarded Target TSR Shares are subject to the Company’s clawback provisions as well as certain restrictive covenants that survive the Performance Period.

The TSR Peer Group

The TSR Peer Group is comprised of 23 companies, listed below, and includes companies listed in the S&P 1500 Restaurants Sub-Industry GICS code. The TSR Peer Group represents a broader group outside our compensation peer group with which we compete for business and investment capital as well as executive talent:

2022 TSR PEER GROUP
Bloomin Brands, Inc.	Dine Brands Global, Inc.	Shake Shack
BJ's Restaurants, Inc.	Domino’s Pizza, Inc.	Starbucks Corporation
Brinker International, Inc.	El Pollo Loco Holdings	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Fiesta Restaurant Group	The Cheesecake Factory, Inc.
Chuy's Holdings	Jack in the Box Inc.	The Wendy’s Company
Cracker Barrel Old Country Store, Inc.	McDonald's Corporation	Wingstop Inc.
Darden Restaurants	Red Robin Gourmet Burgers, Inc.	YUM! Brands, Inc.
Dave & Buster's Entertainment	Ruth's Hospitality Group

2020 Performance-based Units.  Performance-based units granted in 2020 were paid out at 108 % of target as relative TSR over the period of 2020-2022 was at the 59th percentile compared to the performance peers selected for the 2020 grant.

Compensation of Chief Executive Officer

Chief Executive Officer

The Compensation Committee structured Mr. Lynch’s compensation to create alignment between our strategic goals and stockholder interests. In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Lynch on August 26, 2019 (the “Employment Agreement”). The Employment Agreement automatically renews for successive one-year terms unless either party elects not to renew by providing written notice to the other party at least 180 days prior to expiration.

Performance-based compensation.  In 2022, most of Mr. Lynch’s total direct compensation package was performance-based, tied to specific performance objectives or our total shareholder return. Mr. Lynch’s annual base salary was increased from $900,000 to $1,000,000 in 2022. In recognition of his leadership and performance and consideration of market practice, Mr. Lynch’s annual short-term cash incentive opportunity was increased, per an amendment to his Employment Agreement on April 7, 2022, from a target of 130% to 150% of base salary. During the term of his Employment Agreement, base salary increases, and the amount, performance criteria and terms of bonus awards and equity awards are at the discretion of the Compensation Committee, although his short-term cash incentive follows the MIP as for the other NEOs. Mr. Lynch was awarded an annual LTIP award in fiscal year 2022 under the Company’s LTIP program at a target grant-date fair value of approximately $4.6 million, made in the same allocation of grant types as awarded to other executive officers of the Company, which was 60% performance-based units and 40% time-based restricted stock.

Compensation of Other NEOs

There were no material changes to the compensation of the NEOs in 2022 other than as noted below.

Promotions and one-time equity awards

In May 2022, Mr. Wetzel was promoted to EVP, Chief Operating Officer. As part of his promotion, his base salary was adjusted from $600,000 to $650,000 and his annual LTIP award was increased from a target grant-date fair value of $800,000 to a target grant-date fair value of $1,000,000 (pro-rated for 2022).

In May 2022, Ms. Clark was promoted to Chief International and Development Officer. As part of her promotion, her base salary was adjusted from $430,000 to $500,000 and her annual LTIP award was increased from a target grant-date fair value of $400,000 to a target grant-date fair value of $500,000 ((pro-rated for 2022).

In May 2022, Ms. Gugino received a one-time restricted stock award in the amount of approximately $250,000 in recognition of her significant contributions.

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Other Compensation Policies and Programs

Clawback Policy

Under the terms of the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Plan”), the MIP and other agreements, the NEOs’ incentive compensation is subject to “clawback” if the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct by the NEO, with any financial reporting requirement under the federal securities laws. In such circumstances, the NEO will be required to reimburse the Company the amount of any award earned or accrued during the period of twelve months following the first public issuance or filing of the financial document that contained information affected by such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, then grantees under the Omnibus Plan will be required to forfeit any awards based on the achievement of pre-established performance goals to the extent that the restatement indicates that the performance goals were not achieved. The Company intends to update its executive compensation clawback requirements as necessary to comply with the SEC and Nasdaq’s new requirements for executive compensation recovery prior to the effective date of the new rules.

Deferred Compensation and Retirement Benefits

The Company maintains retirement and savings benefits for its executives. The NEOs were eligible to participate in the Company’s 401(k) Plan. The Company also maintained in 2022 a Nonqualified Deferred Compensation Plan (the “NQDCP”) for the NEOs and other highly compensated executives. The NQDCP provides eligible executives an opportunity to defer to all or part of their base salary and/or bonus compensation to a future date.

Under the NQDCP, participants are able to choose from various investment crediting options consistent with those offered under the Company’s 401(k) Plan. There are currently 29 investment crediting options available under the NQDCP, including Company stock, which may be used to determine the rate of return to be credited on participant deferrals.

Allowances and Other Benefits

The NEOs are also eligible for disability and life insurance benefits under the plans available to salaried Company employees. The Company may also contract for the use of private aircraft to allow NEOs to travel for business purposes, particularly for reasons of safety and security and efficient use of travel time, subject to approval by the President and Chief Executive Officer.

Severance and Change of Control Benefits

The Compensation Committee believes that providing severance benefits to NEOs upon certain termination events or upon qualifying terminations following a change of control of the Company supports the following goals: (1) recruiting and retaining qualified executives; (2) clarifying terms of employment and reducing the risk of employment disputes; and (3) ensuring that post-employment obligations are met. The change of control benefits are structured to protect the interests of stockholders by including a “double-trigger” mechanism that results in a severance payout only when a change of control is consummated and the executive is terminated by the Company without cause or by the executive for good reason within 24 months following the change of control.

Severance Pay Plan

The Company has in place a Severance Pay Plan, as amended, that covers the severance benefits payable to the Company’s employees (including the NEOs) in connection with a qualifying termination (other than the Chief Executive Officer, whose severance benefits are set forth in his employment agreement with the Company). Under the Severance Pay Plan the NEOs and employees with the title of Senior Vice President or higher who are members of the Company’s Executive Leadership Team will receive a severance benefit in the event of termination without cause equivalent to 12 months of base salary, a pro-rata portion of MIP bonus based on period of service, 12 months of COBRA coverage continuation benefits, and six months of outplacement services.

Change of Control Severance Benefits

Under the Company’s Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Amended Plan”), the Company will pay certain severance benefits to the NEOs and other key executives in connection with a qualifying termination following a change of control of the Company (other than the Chief Executive Officer, whose change-of-control severance benefits are set forth in his employment agreement with the Company). Please see the “Change of Control and Termination Payments” section for a summary of the severance benefits payable to the NEOs under the applicable plans in the event of a change of control.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Continued Focus on our Long-Term Success

Stock ownership by our executive officers is a key consideration of our executive compensation philosophy. We believe that executive ownership of our stock demonstrates to investors that our executives have a significant stake in the Company and its future and mitigates risks associated with equity compensation programs.

The ownership guidelines for our current NEOs are:

Ownership Guideline
Executive Officer	as a Multiple of Base Salary (x)
Chief Executive Officer	5.0x
All other Executive Officers	3.0x

NEOs have five years after becoming subject to the ownership requirement to achieve the ownership level. Our NEOs are subject to an additional equity holding requirement that applies when ownership requirements have not been met, in which case all equity acquired upon vesting of awards, net of taxes, must be held until the executive achieves the applicable ownership level.

Ownership levels at any particular time are calculated based on the purchase price of shares owned or the actual price on the measurement date, whichever is higher. Sources of ownership for measurement purposes include:

●	stock personally or otherwise beneficially owned directly or indirectly;
●	stock equivalent units held in our nonqualified deferred compensation plan;
●	stock held in a 401(k) account or other qualified retirement account, such as an IRA; and
●	unvested restricted stock (excluding performance-based units).

The Compensation Committee reviews the stock ownership guidelines on an annual basis. As of December 31, 2022, all current NEOs were in compliance with the equity holding requirement of the guideline and are on track to meet the ownership requirements, although not every NEO has reached the ownership requirements due to a lack of sufficient time served with the Company.

Tax and Accounting Policies

Deductibility of compensation expense under Code Section 162(m) of the Internal Revenue Code has not been a material consideration for our Compensation Committee based on the levels and types of compensation we pay. Code Section 162(m) generally limits the U.S. federal income tax deduction for compensation paid to our NEOs to $1,000,000 per covered employee. The Committee will continue to consider tax implications in making compensation decisions and, when believed to be in the best long-term interests of our stockholders, may provide compensation that is not fully deductible.

We expense the cost of employee stock-based compensation in accordance with the fair value method contained in the Financial Accounting Standards Board Accounting Standards Codification “Compensation — Stock Compensation” (which we refer to as the ASC Stock Compensation Topic). We recorded stock-based compensation expense of $18.4 million in 2022, $16.9 million in 2021, and $16.3 million in 2020. As a result, the expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program design.

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Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2022, and in this Proxy Statement.

COMPENSATION COMMITTEE

Anthony M. Sanfilippo, Chair

Christopher L. Coleman

Sonya E. Medina

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a named executive officer.

									Change
									in Pension
									Value and
									Non-qualified
								Non-Equity	Deferred
					Stock		Option	Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)		($)(3)	($)(4)	($)	($)(5)	($)
Robert M. Lynch	2022	982,692		—	4,600,046		—	—	—	52,323	5,635,061
President and Chief Executive Officer	2021	900,000		—	3,999,979		—	2,340,000	—	—	7,239,979
	2020	900,000		—	3,400,100		—	1,980,000	—	98,093	6,378,193
Ann B. Gugino	2022	566,539		—	1,015,079	(6)	—	—	—	—	1,581,618
Chief Financial Officer	2021	550,000		—	739,914		—	825,000	—	29,618	2,144,532
	2020	126,923		475,000	1,300,060		—	190,385	—	—	2,092,368
C. Max Wetzel	2022	632,692	(7)	—	940,133	(7)	—	—	—	—	1,572,825
Executive Vice President, Chief Operating Officer	2021	555,769		—	642,649		—	833,654	—	18,314	2,050,386
	2020	500,000		—	475,084		—	750,000	—	7,512	1,732,596
Amanda Clark	2022	479,231	(8)	—	470,091	(8)	—	—	—	—	949,322
Chief International and Development Officer	2021	428,461		—	349,968		—	642,692	—	11,658	1,432,779
	2020	363,462		200,000	950,125		—	545,192	—	118,842	2,177,621
Caroline Miller Oyler	2022	470,673		—	425,111		—	—	—	12,200	907,984
Chief Legal and Risk Officer, Corporate Secretary	2021	448,116		—	374,999		—	672,173	—	11,658	1,506,946
	2020	435,788		—	375,042		—	653,683	—	5,985	1,470,498

(1)	Amounts in this column for 2020 represent (a) for Ms. Gugino, sign-on compensation consisting of a $475,000 sign-on cash bonus; and (b) for Ms. Clark, sign-on compensation consisting of a $200,000 sign-on cash bonus.
(2)	Amounts in this column reflect the aggregate grant date fair value for each respective fiscal year related to both time-based restricted stock and performance-based units granted in 2022, 2021, and 2020. All fair values were computed in accordance with the applicable Accounting Standards Codification (ASC) Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 25, 2022, Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 26, 2021, and Footnote 21 to the Company’s audited financial statements for the fiscal year ended December 27, 2020, included in the Company’s respective Annual Reports on Form 10 - K. For 2022, the grant-date fair values of the performance-based units based on the maximum outcome of the performance conditions, assuming a 150% payout of the relative TSR performance metric, are as follows: $4,139,947 for Mr. Lynch, $688,507 for Ms. Gugino, $720,112 for Mr. Wetzel, $360,056 for Ms. Clark, and $382,581 for Ms. Oyler. In addition, the amounts in this column for 2022 include promotion compensation granted to Ms. Clark on May 9, 2022 and Mr. Wetzel on May 16, 2022, consisting of (a) performance-based units based on the probable outcome of performance conditions at 100% at the grant date resulting in a value of $41,969 for Ms. Clark and $83,959 for Mr. Wetzel, and (b) restricted stock with grant date fair values of $28,069 for Ms. Clark and $56,066 for Mr. Wetzel. The grant-date fair values of the promotion-related performance-based units granted to Ms. Clark and Mr. Wetzel, assuming 150% payout of the relative TSR performance metric are $62,954 for Ms. Clark and $125,939 for Mr. Wetzel.
(3)	The Company has not awarded stock option awards as compensation since 2019.
(4)	Amounts in this column for 2022, 2021, and 2020 include payments earned by each NEO pursuant to the 2022, 2021, and 2020 Management Incentive Plans, or MIPs, based on corporate performance metrics for 2022, 2021, and 2020. Based on the Company’s failure to achieve the 2022 Operating Income metric threshold, payouts for each NEO under the MIP for the year ended December 25, 2022, were zero.
(5)	Amounts in this column for 2022 are set out in the table below:

	Company Matching	Aircraft Usage
	Contributions to Deferred	& Travel
Name	Compensation Plan ($)	Reimbursement
Robert M. Lynch	—	52,323	(9)
Ann B. Gugino	—	—
C. Max Wetzel	—	—
Amanda Clark	—	—
Caroline Miller Oyler	12,200	—
(6)	Also includes a one-time restricted stock award in the amount of approximately $250,000 received by Ms. Gugino in May 2022 in recognition of her significant contributions.
(7)	Reflects the pro-rated amount received by the NEO due to Mr. Wetzel’s promotion to EVP, Chief Operating Officer in May 2022, and corresponding increase in base salary and LTIP.
(8)	Reflects the pro-rated amount received by the NEO due to Ms. Clark’s promotion to Chief International and Development Officer in May 2022, and corresponding increase in base salary and LTIP.
(9)	Amounts reported under “Aircraft Usage & Travel Reimbursement” reflect costs for chartered private commercial airplane usage by Mr. Lynch accompanied by his wife for trips that involved both a business-related and personal benefit.

30     2023 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan - Based Awards

The following table presents information with respect to the grants of plan - based awards made by the Company to each of the NEOs during the fiscal year ended December 25, 2022.

									All Other
									Stock		Grant
		Date of							Awards:		Date Fair
		Compensation	Estimated Future Payouts			Estimated Future Payouts			Number		Value of
		Committee	Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares		Stock and
		Meeting at	Awards(1)			Awards(2)			of Stock or		Option
		Which Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Awards
Name	Grant Date	Was Approved	($)	($)	($)	(#)	(#)	(#)	(#)(3)		($)(4)
Robert M. Lynch		—	—	1,474,038	2,948,076	—	—	—	—		—
	2/28/2022	2/16/2022	—	—	—	7,903	23,709	35,564	—		2,759,965
	2/28/2022	2/16/2022	—	—	—	—	—	—	17,226	(i)	1,840,081
Ann B. Gugino		—	—	424,904	849,808	—	—	—	—		—
	2/28/2022	2/16/2022	—	—	—	1,314	3,943	5,915	—		459,005
	2/28/2022	2/16/2022	—	—	—	—	—	—	2,865	(i)	306,039
	5/9/2022	5/1/2022	—	—	—	—	—	—	2,993	(ii)	250,035
C. Max Wetzel		—	—	474,519	949,038	—	—	—	—		—
	2/28/2022	2/16/2022	—	—	—	1,375	4,124	6,186	—		480,075
	5/16/2022	4/25/2022	—	—	—	315	944	1,416	—		83,959
	2/28/2022	2/16/2022	—	—	—	—	—	—	2,996	(i)	320,033
	5/16/2022	4/25/2022	—	—	—	—	—	—	687	(iii)	56,066
Amanda Clark		—	—	359,423	718,846	—	—	—	—		—
	2/28/2022	2/16/2022	—	—	—	687	2,062	3,093	—		240,037
	5/9/2022	4/12/2022	—	—	—	154	461	692	—		41,969
	2/28/2022	2/16/2022	—	—	—	—	—	—	1,498	(i)	160,016
	5/9/2022	4/12/2022	—	—	—	—	—	—	336	(ii)	28,069
Caroline Miller Oyler		—	—	353,005	706,010	—	—	—	—		—
	2/28/2022	2/16/2022	—	—	—	730	2,191	3,287	—		255,054
	2/28/2022	2/16/2022	—	—	—	—	—	—	1,592	(i)	170,057
(1)	Amounts in these columns represent plan awards pursuant to our annual MIP, for the fiscal year ended December 25, 2022. Based on the Company’s failure to achieve the 2022 Operating Income metric threshold, payouts for each NEO under the MIP for the year ended December 25, 2022, were zero.
(2)	Amounts in this column represent grants of performance-based units. The 2022 performance-based units vest date is February 28, 2025, subject to the Company’s relative TSR performance based on the TSR Peer Group. The 2022 performance-based units have a maximum payout of 150%.
(3)	Amounts in this column represent grants of time - based restricted stock. At the time the Company pays dividends to holders of its common stock, recipients of time - based restricted stock also receive dividends on the unvested and outstanding shares. The 2022 restricted stock grant vest dates are indicated as follows:
(i)	one-third on each of February 28, 2023, 2024, and 2025; and
(ii)	one-third on each of May 9, 2023, 2024, and 2025; and
(iii)	one-third on each of May 16, 2023, 2024, and 2025.
(4)	Amounts in this column represent the full grant date fair value of each time - based restricted stock award and performance-based unit, as computed in accordance with the ASC Stock Compensation topic. Full grant date fair value and vesting details are as follows:

		Full Grant Date
		Fair Value
Equity Type	Grant Date	per Share ($)	Vesting
Time-Based Restricted Stock	2/28/2022	106.82	3-year graded
	5/9/2022	83.54	3-year graded
	5/16/2022	81.61	3-year graded
Performance-based Units	2/28/2022	116.41	3-year cliff
	5/9/2022	91.04	3-year cliff
	5/16/2022	88.94	3-year cliff

Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 25, 2022, included in the Company’s Annual Report on Form 10 - K.

2023 Proxy Statement     31

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year - End

The following table sets forth information with respect to the outstanding equity awards at 2022 fiscal year - end for the NEOs.

	Option Awards				Stock Awards
										Equity
								Equity		Incentive Plan Awards:
					Number of		Market Value of	Incentive Plan Awards:		Market or Payout
	Number of Securities				Shares or		Shares or	Number of Unearned		Value of Unearned
	Underlying Unexercised		Option		Units of Stock		Units of Stock	Shares, Units or Other		Shares, Units or Other
	Options		Exercise	Option	That		That	Rights That Have Not		Rights That Have Not
	Exercisable	Unexercisable	Price	Expiration	Have Not Vested		Have Not Vested	Vested		Vested
Name	(#)	(#)	($)	Date	(#)(1)		($)(2)	(#)(1)(3)		($)(2)
Robert M. Lynch	—	—	—	—	17,226	(i)	1,446,295	—		—
	—	—	—	—	11,374	(ii)	954,961	—		—
	—	—	—	—	7,870	(iii)	660,765	—		—
	—	—	—	—	—		—	23,709	(viii)	1,990,608
	—	—	—	—	—		—	23,366	(ix)	1,961,809
	—	—	—	—	—		—	34,577	(iii)	2,903,085
Ann B. Gugino	—	—	—	—	2,993	(iv)	251,292	—		—
	—	—	—	—	2,865	(i)	240,545	—		—
	—	—	—	—	2,104	(ii)	176,652	—		—
	—	—	—	—	5,213	(v)	437,683	—		—
	—	—	—	—	—		—	3,943	(viii)	331,054
	—	—	—	—	—		—	4,322	(ix)	362,875
C. Max Wetzel	—	—	—	—	687	(vi)	57,681	—		—
	—	—	—	—	2,996	(i)	251,544	—		—
	—	—	—	—	139	(vii)	11,670	—		—
	—	—	—	—	1,636	(ii)	137,359	—		—
	—	—	—	—	1,100	(iii)	92,356	—		—
	—	—	—	—	—		—	944	(viii)	79,258
	—	—	—	—	—		—	4,124	(viii)	346,251
	—	—	—	—	—		—	285	(ix)	23,929
	—	—	—	—	—		—	3,358	(ix)	281,938
	—	—	—	—	—		—	4,831	(iii)	405,611
Amanda Clark	—	—	—	—	336	(iv)	28,211	—		—
	—	—	—	—	1,498	(i)	125,772	—		—
	—	—	—	—	996	(ii)	83,624	—		—
	—	—	—	—	811	(iii)	68,092	—		—
	—	—	—	—	—		—	461	(viii)	38,706
	—	—	—	—	—		—	2,062	(viii)	173,126
	—	—	—	—	—		—	2,044	(ix)	171,614
	—	—	—	—	—		—	3,560	(iii)	298,898
Caroline Miller Oyler	8,091	—	43.71	2/28/2029	—		—	—		—
	1,618	—	55.40	11/8/2028	—		—	—		—
	1,028	—	56.69	5/10/2028	—		—	—		—
	9,560	—	60.04	3/1/2028	—		—	—		—
	4,905	—	78.77	2/23/2027	—		—	—		—
	6,920	—	59.03	2/25/2026	—		—	—		—
	1,514	—	72.51	8/6/2025	—		—	—		—
	4,144	—	63.92	2/26/2025	—		—	—		—
	—	—	—	—	1,592	(i)	133,664	—		—
	—	—	—	—	1,067	(ii)	89,585	—		—
	—	—	—	—	868	(iii)	72,877	—		—
	—	—	—	—	—		—	2,191	(viii)	183,956
	—	—	—	—	—		—	2,190	(ix)	183,872
	—	—	—	—	—		—	3,814	(iii)	320,223
(1)	The vesting schedule is as follows:
(i)	one-third of the shares on each of February 28, 2023, 2024, and 2025;
(ii)	one-half of the shares on each of March 1, 2023, and 2024;
(iii)	all shares on February 28, 2023;
(iv)	one-third of the shares on each of May 9, 2023, 2024, and 2025;
(v)	all shares on October 5, 2023;
(vi)	one-third of the shares on each of May 16, 2023, 2024, and 2025;
(vii)	one-half of the shares on each of November 8, 2023, and 2024;
(viii)	all shares on February 28, 2025; and
(ix)	all shares on March 1, 2024.
(2)	Value determined by multiplying the number of shares or units by the closing price of our common stock at 2022 fiscal year-end, $83.96.

32     2023 Proxy Statement

EXECUTIVE COMPENSATION

(3)	In 2020, 2021 and 2022 we granted performance-based units to each of our named executive officers. The performance-based units vest subject to achievement of performance targets measured at the end of the three-year period ending January 31, 2023 for the 2020 grant, and January 31, 2024 for the 2021 grant, and January 31, 2025 for the 2022 grant. The value of the 2021 and 2022 performance-based units in the table above is based on performance at 100% of target and the closing price of our common stock as of 2022 fiscal year-end (December 25, 2022). Due to the contingent and uncertain nature of the ultimate performance of the Company for the 2020 and 2021 performance-based units over the three-year performance period ending at January 31, 2024, and January 31, 2025, respectively, the ultimate value of the 2021, and 2022 performance-based units at the end of the performance period is not determinable at this time and the amounts presented in this Proxy Statement for the performance-based units are estimates based on the assumptions noted. The value of the 2020 performance-based units is based on the actual performance results at December 25, 2022 of 108%, and is $3,135,332 for Mr. Lynch, $438,060 for Mr. Wetzel, $322,809 for Ms. Clark and $345,841 for Ms. Oyler. The value of the 2021 performance-based units based on the estimated performance results at December 25, 2022 of 100% is $1,961,809 for Mr. Lynch, $362,875 for Ms. Gugino, $305,867 for Mr. Wetzel, $171,614 for Ms. Clark, and $183,872 for Ms. Oyler. The value of the 2022 performance-based units based on the estimated performance results at December 25, 2022 is 0% so there is no projected value to report.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and stock vesting by the NEOs during the 2022 fiscal year.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise	($)(1)	on Vesting	($)(2)
Robert M. Lynch	—	—	59,196	5,203,419
Ann B. Gugino	—	—	6,264	502,439
C. Max Wetzel	—	—	1,986	211,705
Amanda Clark	—	—	7,379	835,563
Caroline Miller Oyler	—	—	8,718	945,741
(1)	Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)	Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at Last
	Contributions	Contributions	Earnings in	Withdrawals/	Fiscal Year
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	End
Name	Year ($)(1)	Year ($)	Year ($)	($)	($)(2)
Robert M. Lynch	—	—	—	—	—
Ann B. Gugino	—	—	—	—	—
C. Max Wetzel	—	—	—	—	—
Amanda Clark	40,412	—	(16,589)	—	83,895
Caroline Miller Oyler	39,899	—	(172,866)	—	783,986
(1)	Amounts in this column represent amounts disclosed in the Summary Compensation Table above, as follows: (i) for Ms. Clark, $40,412 of salary; and (ii) for Ms. Oyler, $39,899 of salary.
(2)	Amounts in this column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the NEO was a named executive officer in prior proxy statements) or in Note (1) above.

Eligibility for participation in the nonqualified deferred compensation plan is limited to a select group of management or highly compensated employees (as defined under ERISA) who are specifically designated as eligible to participate by our Chief Executive Officer or another officer authorized to make those determinations, including our NEOs.

Participants can defer up to 100% of their base salary and up to 100% of their short - term incentive award payments into the nonqualified deferred compensation plan each plan year. For benchmarking purposes, the plan provides that participant accounts are deemed to be invested in one or more mutual funds or our common stock. Participants may direct the investment of their accounts among the options made available under the plan, and can change their investment options (except our common stock) on any business day. Elections of deferral amounts may be changed once per calendar year, generally in December, and such changes are effective for compensation earned in the following year. We pay certain administrative costs of the plan.

2023 Proxy Statement     33

EXECUTIVE COMPENSATION

Change in Control and Termination Payments

The following table and notes describe the potential payments that each NEO would receive under various scenarios upon termination of employment or a change in control of the Company, calculated as if the separation event occurred on December 25, 2022. The actual amounts to be paid can only be determined at the time of the actual event.

		Involuntary
	Change in Control	(Not for Cause)	Retirement	Death/Disability
Name	($)(1)(2)(3)(4)	Termination ($)(1)(4)(5)	($)	($)(2)(4)
Robert M. Lynch
Cash Severance	3,000,000	1,500,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	3,062,021	—	—	3,062,021
Performance-based Units(7)	5,258,398	4,277,873	—	5,258,398
Totals:	11,320,419	5,777,873	—	8,320,419
Ann B. Gugino
Cash Severance	1,496,250	570,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	1,106,173	—	—	1,106,173
Performance-based Units(7)	371,859	225,634	—	371,859
Totals:	2,974,282	795,634	—	1,478,032
C. Max Wetzel
Cash Severance	1,706,250	650,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	550,610	—	—	550,610
Performance-based Units(7)	766,115	616,587	—	766,115
Totals:	3,022,975	1,266,587	—	1,316,725
Amanda Clark
Cash Severance	1,312,500	500,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	237,607	—	—	237,607
Performance-based Units(7)	509,607	421,046	—	509,607
Totals:	2,059,714	921,046	—	747,214
Caroline Miller Oyler
Cash Severance	1,246,875	475,000	—	—
Stock Options(8)	—	—	—	—
Restricted Stock(6)	296,127	—	—	296,127
Performance-based Units(7)	545,868	450,966	—	545,868
Totals:	2,088,870	925,966	—	841,995
(1)	Under Mr. Lynch’s Employment Agreement, upon termination without cause or resignation for good reason (each as defined in the Employment Agreement), not in connection with a change in control, Mr. Lynch would be entitled to receive the following benefits:
●	if such termination or resignation occurs after August 26, 2021, severance equal to 18 months of his base salary;
●	a pro rata portion of his annual incentive opportunity for the fiscal year in which the termination or resignation occurs based on actual full-year performance results;
●	reimbursement of his cost of COBRA medical and dental benefits for 18 months;
●	outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of 12 months; and
●	accelerated vesting of his sign-on equity award.

A notice of non-renewal of the Employment Agreement from the Company to Mr. Lynch will be treated as good reason under the Employment Agreement. Upon termination without cause or resignation for good reason in the 24 months after a change in control of the Company (a “double-trigger” event), Mr. Lynch would be entitled to the benefits described above, except that his severance would be equal to, if such termination or resignation occurs after August 26, 2021, three times his base salary. The Employment Agreement provides for the reduction of change in control payments to the maximum amount that could be paid to him without giving rise to the excise tax imposed by Section 4999 of the Internal Revenue Code if a reduction would provide him with a greater after-tax benefit than if payments were not reduced.

(2)	Under the Company’s Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Change of Control Severance Plan”), upon the occurrence of any of certain termination events following a change-of-control of the Company (a “double-trigger” event), certain executive officers of the Company, including the NEOs, would be entitled to receive cash severance payments. Mr. Lynch does not participate in the Change of Control Severance Plan pursuant to the terms of his Employment Agreement.

34     2023 Proxy Statement

EXECUTIVE COMPENSATION

Under the Change of Control Severance Plan, the NEOs would be entitled to receive cash severance payments as “Tier 2 Participants” (which participants are designated by the Board or the Compensation Committee, and generally comprise the members of the Company’s Executive Leadership Team, excepting the Chief Executive Officer). These payments are equivalent to (i) eighteen months of base salary; (ii) the annual bonus amount the officer would earn under any quarterly or annual non-equity incentive-based compensation plan then in effect, calculated at the achievement of target performance (the “Target Bonus Amount”), multiplied by 1.5; (iii) a pro rata portion of any quarterly or annual bonus payout under any non-equity incentive-based compensation plan then in effect, calculated as the greater of (1) the Target Bonus Amount, (2) the projected performance that would have been achieved as of the change-of-control if the qualifying termination occurs in the year of the change-of-control, or (3) the actual performance for the year of the qualifying termination; (iv) 18 months of COBRA coverage; and (v) six months’ outplacement services. Such payments in connection with a change-of-control termination event will be paid solely in lieu of, and not in addition to, any other severance payments or benefits payable under any offer letter, employment agreement, severance plan or arrangement, or other program. The pro rata amounts earned by the NEOs under the annual incentive award program, or the MIP, if any, in 2022 are not included in the table above since those awards would have been fully earned as of December 25, 2022 and thus are not considered to be accelerated upon termination as of such date. Based on the Company’s failure to achieve the 2022 Operating Income metric threshold, payouts for each NEO under the MIP for the year ended December 25, 2022, were zero. The Change of Control Severance Plan has an indefinite term subject to termination by the Compensation Committee upon 18 months written notice.

Generally, pursuant to the plans and agreements, a change of control means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company. The amounts shown in this column as cash severance are estimates of the “double trigger” cash severance payments that would be payable to the executive assuming that a termination of employment occurred (in which the executive would be entitled to such payments) following consummation of the change of control.

(3)	Under the terms of our 2018 Omnibus Incentive Plan (“2018 Plan”), upon a change of control in which awards are not assumed, all grantees of shares of restricted stock and options will be fully vested. The 2018 Plan contains additional provisions in the event of a transaction in which awards are assumed. The amounts shown in this column assume that the awards are not assumed in the transaction and therefore are accelerated pursuant to the provisions of the 2018 Plan and the applicable award agreement.
(4)	Assumed stock values were calculated at $83.96 per share, the closing price of our common stock at 2022 fiscal year - end.
(5)	Upon the termination of an NEO without “cause,” the Company’s Severance Pay Plan (the “Severance Plan”), effective January 1, 2021, provides that the benefits payable to NEOs include 12 months base salary, pro rata portions of any annual incentive award payouts based upon service during the year employment terminates, 12 months of COBRA continuation benefits, and six months of outplacement services in connection with a qualifying termination. Mr. Lynch does not participate in the Severance Plan pursuant to the terms of his Employment Agreement. Termination for cause under Mr. Lynch’s Employment Agreement and the Severance Plan is generally defined as gross negligence or willful misconduct in connection with the performance of duties, conviction of a criminal offense that is, or may be expected to be, harmful to the Company, material breach of employment or non - competition agreement, acts or omissions involving willful or intentional malfeasance or misconduct injurious to the Company or its reputation, or commission of any act of fraud or embezzlement against the Company. The pro rata amounts earned by the NEOs under the annual incentive award program, or the MIP, in 2022 are not included in the table above since those awards were fully earned as of December 25, 2022 and thus are not considered to be accelerated upon termination as of such date. The MIP payments for 2022 are disclosed in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(6)	Under the 2018 Plan, if an NEO’s employment is terminated for any reason other than death or disability (excepting the “double-trigger” Change of Control scenario discussed above and Mr. Lynch’s initial restricted stock grant) prior to the expiration of the restriction period applicable to shares of restricted stock, the shares will be immediately forfeited and returned to us. In the event of death or disability prior to the expiration of the restriction period, any restrictions or other conditions, including vesting requirements, will immediately lapse. Pursuant to Mr. Lynch’s Employment Agreement, his initial restricted stock grant shall fully vest if he is terminated by the Company without Cause or by him for Good Reason (as defined in the Employment Agreement) prior to the expiration date of the term. The table is intended to reflect projected potential payouts under Mr. Lynch’s Employment Agreement and our equity plans, not other types of payouts or benefits available generally on a nondiscriminatory basis to all salaried employees.
(7)	Under the terms of our plans, for performance-based units, the amount in the Change in Control column for 2020 performance-based units is based on the actual performance results of 108% as of December 25, 2022; and for 2021 performance-based units is based on the estimated performance results of 100% as of December 25, 2022. For death and disability termination, 2020 performance-based units are based on actual performance of 108%; and 2021 performance-based units are based on the estimated performance results of 100% as of December 25, 2022. For 2022 performance-based units, no amounts are included under involuntary (not for cause) termination because no pro rata payout is applicable for these awards less than 12 months from the grant date. Due to the contingent and uncertain nature of the ultimate performance of the Company over the three-year performance periods, the ultimate value of the 2021 and 2022 awards at the end of the applicable performance periods is not determinable at this time and the amounts presented in this Proxy Statement are estimates based on the assumptions noted.
(8)	If an NEO is terminated for cause (as defined under our 2018 Plan), then all outstanding options under the 2018 Plan, whether or not exercisable, will terminate immediately. If the NEO is terminated for any reason other than for cause, death, disability or retirement, to the extent then-outstanding options are exercisable and subject to the provisions of the relevant option agreement, the options may be exercised by the officer or his or her personal representative within 90 days after the date of termination. In the event of an NEO’s death or disability while employed by the Company, all then-outstanding options become fully vested and immediately exercisable and may be exercised at any time within one year after the date of death or determination of disability.

2023 Proxy Statement     35

EXECUTIVE COMPENSATION

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The SEC-defined “Compensation Actually Paid” data set forth in the table below does not reflect amounts actually realized by our NEOs.

Value of Initial
			Average		Fixed $100
			Summary	Average	Investment Based
	Summary	Compensation	Compensation	Compensation	On: [4]
	Compensation	Actually	Table Total for	Actually Paid		Peer		Post-MIP
	Table Total for	Paid to	Non-PEO	to Non-PEO		Group	Net	Operating
	PEO[1]	PEO[1,2,3]	NEOs[1]	NEOs[1,2,3]	TSR	TSR	Income	Income[5]
Year	($)	($)	($)	($)	($)	($)	($MM)	($MM)
2022	5,635,061	(1,661,259)	1,252,937	327,652	135.34	117.68	69.3	155.9
2021	7,239,979	14,304,977	1,790,153	2,875,770	210.18	131.82	125.0	176.4
2020	6,378,193	9,125,521	1,498,433	1,813,687	137.38	117.18	60.6	122.8

1   Robert M. Lynch was our PEO for each year presented. The Non-PEO NEOs for whom the average compensation is presented in this table are: for 2022, Ann B. Gugino, C. Max Wetzel, Caroline Miller Oyler, and Amanda M. Clark; for 2021, Ann B. Gugino, C. Max Wetzel, Marvin Boakye, Caroline Miller Oyler, and James A. Norberg; and for 2020, Ann B. Gugino, C. Max Wetzel, Amanda M. Clark, James A. Norberg, Steven R. Coke, and Joseph H. Smith.

2   The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K. These amounts reflect the Summary Compensation Table total for each year, with certain adjustments as described in footnote 3 below.

3   Compensation Actually Paid reflects the exclusions and inclusions for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

	Summary	Exclusion of Stock		Compensation
	Compensation Table	Awards for	Inclusion of Equity	Actually Paid to
	Total for Mr. Lynch	Mr. Lynch	Values for Mr. Lynch	Mr. Lynch
Year	($)	($)	($)	($)
2022	5,635,061	(4,600,046)	(2,696,274)	(1,661,259)
2021	7,239,979	(3,999,979)	11,064,977	14,304,977
2020	6,378,193	(3,400,100)	6,147,428	9,125,521

	Average Summary			Average
	Compensation Table	Average Exclusion of	Average Inclusion	Compensation
	Total for Non-PEO	Stock Awards for	of Equity Values	Actually Paid to Non-
	NEOs	Non-PEO NEOs	for Non-PEO NEOs	PEO NEOs
Year	($)	($)	($)	($)
2022	1,252,937	(712,604)	(212,681)	327,652
2021	1,790,153	(536,506)	1,622,123	2,875,770
2020	1,498,433	(588,084)	903,338	1,813,687

36     2023 Proxy Statement

EXECUTIVE COMPENSATION

The figures in the Inclusion of Equity Values columns above are derived from the dollar values set forth in the following tables.

	Year-End Fair	Change in		Change in Fair
	Value of Equity	Fair Value		Value from		Value of
	Awards	from Last		Last Day of		Dividends or
	Granted	Day of Prior		Prior Year to	Fair Value at	Other
	During Year	Year to Last	Vesting-Date Fair	Vesting Date	Last Day of	Earnings Paid
	That Remained	Day of Year	Value of Equity	of Unvested	Prior Year of	on Equity	Total
	Unvested as of	of Unvested	Awards Granted	Equity Awards	Equity Awards	Awards Not	Inclusion of
	Last Day of	Equity	During Year that	that Vested	Forfeited	Otherwise	Equity
	Year for	Awards for	Vested During	During Year	During Year	Included for	Values for
	Mr. Lynch	Mr. Lynch	Year for Mr. Lynch	for Mr. Lynch	for Mr. Lynch	Mr. Lynch	Mr. Lynch
Year	($)	($)	($)	($)	($)	($)	($)
2022	3,243,035	(5,380,606)	—	(558,703)	—	—	(2,696,274)
2021	6,376,419	3,800,601	—	887,958	—	—	11,064,977
2020	5,490,832	656,596	—	—	—	—	6,147,428

Average
	Average Year	Average		Change in Fair
	End Fair Value	Change in Fair	Average	Value from
	of Equity	Value from	Vesting-Date	Last Day of	Average Fair	Average Value
	Awards	Last Day of	Fair Value of	Prior Year to	Value at Last	of Dividends
	Granted	Prior Year to	Equity Awards	Vesting Date	Day of Prior	or Other
	During Year	Last Day of	Granted	of Unvested	Year of Equity	Earnings Paid
	that Remained	Year of	During Year	Equity Awards	Awards	on Equity	Total Average
	Unvested as of	Unvested	that Vested	that Vested	Forfeited	Awards Not	Inclusion of
	Last Day of	Equity Awards	During Year	During Year	During Year	Otherwise	Equity Values
	Year for Non-	for Non-PEO	for Non-PEO	for Non-PEO	for Non-PEO	Included for	for Non-PEO
	PEO NEOs	NEOs	NEOs	NEOs	NEOs	Non- PEO NEOs	NEOs
Year	($)	($)	($)	($)	($)	($)	($)
2022	524,251	(542,889)	—	(194,044)	—	—	(212,681)
2021	846,493	676,199	—	99,431	—	—	1,622,123
2020	713,465	124,644	—	65,228	—	—	903,338

For the equity values included in the above tables, the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

4   The Peer Group TSR set forth in this table utilizes the group of U.S. companies listed on NASDAQ with standard industry classification codes of: Eating and Drinking (SIC 5800-5899) (the “Peer Group TSR”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 25, 2022. The comparison assumes $100 was invested for the period starting December 29, 2019, through the end of the listed year, in the Company and the Peer Group TSR, respectively. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies, where applicable. Historical stock performance is not necessarily indicative of future stock performance.

5   See Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP. This performance measure may not have been the most important financial performance measure for fiscal years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2023 Proxy Statement     37

EXECUTIVE COMPENSATION

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”) and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the three most recently completed fiscal years, and the cumulative TSR for the NASDAQ Stocks – Eating and Drinking Index over the same period.

PEO and Average NEO Compensation Actually Paid Versus Papa John's TSR and Peer Group TSR, Fiscal 2020 - 2022
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
Compensation Actually Paid
$240
$180
$120
$60
$0
TSR (Dec. 31, 2019 Indexed to $100)
$9,125,521
$1,813,687
$14,304,977
$2,875,770
$327,652
($1,661,259)
$100.00
$137.38
$117.18
$210.18
$131.82
$135.34
$117.68
2020
2021
2022
PEO Compensation Actually Paid
Average NEO Compensation Actually Paid
NASDAQ - Eating and Drinking TSR
Papa John's TSR

38     2023 Proxy Statement

EXECUTIVE COMPENSATION

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

PEO and Average NEO Compensation Actually Paid Versus Net Income, Fiscal 2020 - 2022
Compensation Actually Paid
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
Net Income ($ Millions)
160
120
80
40
0
-40
$9,125,521
$1,813,687
60.6
$14,304,977
$2,875,770
125.0
($1,661,259)
$327,652
69.3
2020
2021
2022
Average NEO Compensation Actually Paid
PEO Compensation Actually Paid
Net Income

2023 Proxy Statement     39

EXECUTIVE COMPENSATION

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Post-MIP Operating Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Post-MIP Operating Income during the three most recently completed fiscal years.

PEO and Average NEO Compensation Actually Paid Versus Post-MIP Operating Income, Fiscal 2020 - 2022
Compensation Actually Paid
Post-MIP Operating Income ($ Millions)
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
200
175
150
125
100
75
50
25
0
-25
-50
$9,125,521
122.8
$1,813,687
$14,304,977
176.4
$2,875,770
155.9
$327,652
($1,661,259)
2020
2021
2022
Average NEO Compensation Actually Paid
PEO Compensation Actually Paid
Post-MIP Operating Income ($Millions)

Tabular List of Most Important Financial and Non-Financial Performance Measures

The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for fiscal 2022 to Company performance. The measures in this table are not ranked. Descriptions of these measures, and the manner in which these measures determine the amounts of incentive compensation paid to our NEOs is described above in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Post-MIP Operating Income Global Net Development (New Store Openings – Store Closings) Comparative Same-Store Sales Growth Relative Total Shareholder Return
2022 MIP ESG Metric

40     2023 Proxy Statement

EXECUTIVE COMPENSATION

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Lynch, our President and Chief Executive Officer.

For the fiscal year ending December 25, 2022, our last completed fiscal year:

●	The annual total compensation of the median compensation of all full-time, part-time, seasonal, and temporary employees of the Company (other than our CEO) was $9,953.
●	The annualized total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $5,635,061.

As a result, for fiscal 2022, the ratio of the annual total compensation of Mr. Lynch, our CEO, to the annual total compensation of the median compensation of all employees was 566 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

To identify the median employee as of December 25, 2022, we used total cash compensation paid in 2022 as reported to the Internal Revenue Service on W - 2, which includes base salary for salaried employees, base hourly compensation and overtime for hourly permanent employees, and any cash incentive compensation. We included all full-time and part-time employees and annualized the employees’ base salary or base wages to reflect their compensation for 2022. We believe the use of base wages or base salary for all employees is a consistently applied compensation measure.

Based on total cash compensation, our median employee was identified as an hourly restaurant team member who worked for approximately nine months during 2022.

As of our fiscal year-end, our U.S workforce used for determining the pay ratio was estimated to be 28,916 employees. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. The excluded employees are located in the following countries: Canada (13 employees), China (4 employees), Mexico (1 employee), South Korea (2 employees), Spain (1 employee), and United Kingdom (178 employees). In total, we excluded 199 international employees or approximately 0.6% of our total workforce from the identification of the median employee as permitted by SEC rules.

We believe our pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on our employment and payroll records and the methodology described above. The SEC rules governing pay ratio disclosure allow companies to apply numerous different methodologies, exclusions and reasonable assumptions, adjustments and estimates that reflect their compensation practices. For that reason, the pay ratio reported above should not be used as a basis for comparison between companies, as other companies might have different employment and compensation practices and might use various methodologies, exclusions, assumptions, adjustments and estimates in calculating their own pay ratios.

2023 Proxy Statement     41

EXECUTIVE COMPENSATION

Director Compensation

We pay four primary components of compensation to our non - management directors: an annual cash retainer, committee retainer, committee chair retainer, and equity awards. Board members may from time to time receive fees for service on ad hoc committees. In April 2022, the Compensation Committee undertook an analysis of the Company’s compensation program for non-management directors, and with the advice of the Committee’s Compensation Consultant, FW Cook, the Compensation Committee recommended to the Board a $10,000 increase to the annual cash retainer. The Board approved the cash increase to the annual retainer effective in the second quarter of 2022. No other changes were made to the director compensation program from the prior year.

Director equity awards consist of deferred stock units that vest one year from grant, with pro rata vesting if the director departs the Board prior to the vesting date. The deferred stock units earn dividend equivalent rights on a reinvestment basis that will pay out in shares of our common stock, along with the full award, at the end of service on the Board.

Within five years of their election to the Board, all non - management directors are required to hold five times the current annual cash retainer for board service of $75,000, or $375,000, in our common stock, and all have attained the required ownership level or are in compliance with the phased - in ownership requirement of the policy.

Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their service in their capacity as director. The following table sets forth the types and amounts of compensation paid to our non - management directors:

Retainer ($)
Annual retainer for service on the Board	75,000
Additional annual retainers:
for independent chair	50,000
for Audit Committee chair	20,000
for Compensation Committee chair	12,000
for Corporate Governance and Nominating Committee chair	12,000
for Audit Committee members	20,000
for Compensation Committee members	12,000
for Corporate Governance and Nominating Committee members	10,000

Annual Equity Grant:(1)

Equity Grant Value ($)
Independent Chair	200,000
Standard	125,000
(1)	The 2022 annual equity grants, awarded in deferred stock units, have a one-year vesting, with pro rata vesting if the director departs the Board prior to the vesting date. Awards will be settled in stock at the end of service on the Board. The equity grant award level is determined annually by the Board of Directors on the recommendation of the Compensation Committee. The equity grant value was established for one year of service commencing at the director’s election at the Annual Meeting.

Non - management directors also receive reimbursement for reasonable out - of - pocket expenses incurred in connection with their Board or committee service, including director education.

42     2023 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to directors during 2022:

			Change in Pension
		Deferred	Value and Nonqualified
	Fees Earned or	Stock Unit	Deferred Compensation
Name	Paid in Cash ($)	Awards ($)(1)	Earnings ($)	Total ($)
Christopher L. Coleman	106,500	125,059	—	231,559
Olivia F. Kirtley	92,500	125,059	—	217,559
Laurette T. Koellner	112,500	125,059	—	237,559
Jocelyn C. Mangan	100,000	125,059	—	225,059
Sonya E. Medina	94,500	125,059	—	219,559
Shaquille O'Neal	72,500	125,059	—	197,559
Anthony M. Sanfilippo	106,500	125,059	—	231,559
Jeffrey C. Smith	122,500	200,078	—	322,578

(1)	The full grant date fair value of the 2022 deferred stock unit awards to non - employee directors was $83.54 per share, determined as of the grant date of May 9, 2022. All fair values were computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 25, 2022, included in the Company’s Annual Report on Form 10 - K.

The following chart sets forth unvested deferred stock units held by each director in the table below as of December 25, 2022.

Number of
Unvested Deferred
Name	Stock Units
Christopher L. Coleman	1,516
Olivia F. Kirtley	1,516
Laurette T. Koellner	1,516
Jocelyn C. Mangan	1,516
Sonya E. Medina	1,516
Shaquille O'Neal	1,516
Anthony M. Sanfilippo	1,516
Jeffrey C. Smith	2,428

Prior to 2019, the Company awarded its directors stock options. All fair values were computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 25, 2022, included in the Company’s Annual Report on Form 10 - K. The following chart sets forth vested option awards held by each director in the table below as of December 25, 2022. There are no unvested option awards.

Number of
Name	Vested Options
Christopher L. Coleman	24,946
Olivia F. Kirtley	14,509
Laurette T. Koellner	18,218
Jocelyn C. Mangan	—
Sonya E. Medina	12,907
Shaquille R. O'Neal	—
Anthony M. Sanfilippo	—
Jeffrey C. Smith	—

In addition, a nonqualified deferred compensation plan is available to all of our directors. Directors can elect to defer their annual retainer and meeting fees (up to 100%) into a deferred compensation plan that offers deemed investments in certain mutual funds or our common stock, as is the case for our executives and other eligible employees. We do not contribute to director accounts in the deferred compensation plan, but we do pay certain administrative costs of the plan.

2023 Proxy Statement     43

Certain Relationships and Related Transactions

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non - management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No current or former employee of the Company serves on the Compensation Committee. The committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Under our written Related Person Transaction Policies and Procedures, the Corporate Governance and Nominating Committee will review the material facts of all transactions with related persons (as defined in Item 404 of Regulation S - K) that require the committee’s approval and either approve or disapprove of entering into the transaction. Approval by the committee is generally required in advance for such transactions; however, if such advance approval is not feasible, then the transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at its next regularly scheduled meeting or, if not ratified, appropriate action taken as determined by the committee.

In determining whether to approve or ratify such a transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The policy sets forth certain categories of transactions that have standing approval, which include transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. In addition, the Board has delegated to the Chair of the Corporate Governance and Nominating Committee the authority to pre - approve or ratify (as applicable) a transaction with a related party in which the aggregate amount involved is expected to be less than $500,000 computed in accordance with Item 404 of Regulation S - K.

Many transactions that constitute related person transactions are ongoing and some arrangements predate any relationship between the director or officer and the Company. When a transaction is ongoing, any amendments or changes are reviewed for reasonableness and fairness to the Company.

Procedures for Identifying Possible Related Person Transactions

On an annual basis, each director, nominee for director and executive officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company then compiles a list of all such persons and entities, including all subsidiaries of the entities identified. When the list of persons and entities has been compiled, it is distributed within the Company to identify any potential transactions.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. Any related person transaction identified through this process is presented to the Corporate Governance and Nominating Committee in order to obtain approval or ratification of the transactions and for review in connection with its recommendations to the Board on the independence determinations of a director or director nominee.

44     2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

This section describes certain transactions with related persons.

Franchise and Development Arrangements

The following table describes franchise and development arrangements during 2022 between the Company and entities in which the Company’s executive officers or directors, as well as their immediate family members, had an interest as of the end of the fiscal year and the amount of royalties paid to the Company from those entities during 2022. It also sets forth the amount of incentives paid to the entities based on their participation in incentive programs made available to franchisees generally. The Company provided no non - standard incentives or special consideration to these entities. These franchisees also purchase various food and other products from the Company’s commissary system and may purchase from or through the Company certain goods and services needed to operate a Papa John’s restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity — Amounts Earned
Shaquille O'Neal Revocable Trust (30%)

O'Neal Boyz, LLC — Operates nine restaurants in the Atlanta, Georgia area as part of a joint venture with the Company. In 2022, net income earned by the Company from this franchise was $348,967, and net income earned by the Shaquille O'Neal Revocable Trust was $149,557. The Company owns approximately 70% of the joint venture and Mr. O’Neal owns approximately 30% of the joint venture.

Endorsement Agreement

On April 10, 2022, the Company and Papa John’s Marketing Fund (“PJMF”) entered into an Endorsement Agreement (the “Endorsement Agreement”), effective March 15, 2022, with ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with Shaquille O’Neal, a director on the Company’s Board, for the personal services of Mr. O’Neal.

The Endorsement Agreement replaces the previous Endorsement Agreement, effective March 15, 2019, by and between the Company, PJMF and ABG-Shaq, as amended (the “Prior Endorsement Agreement”) which expired by its terms on March 15, 2022. The terms of the Endorsement Agreement, which are detailed below, are substantially similar to the Prior Endorsement Agreement.

Pursuant to the Endorsement Agreement, the Company and PJMF received the right and license to use Mr. O’Neal’s name, nickname, initials, autograph, voice, video or film portrayals, photograph, likeness and certain other intellectual property rights (individually and collectively, the “Personality Rights”), in each case, solely as approved by ABG-Shaq, in connection with the advertising, promotion and sale of Papa John’s-branded products. Mr. O’Neal also provides brand ambassador services related to appearances, social media and public relations matters. The Endorsement Agreement renewed the offering of the co-branded extra-large pizza product (the “Shaq-a-Roni”) developed among the Company, PJMF and ABG-Shaq under the Prior Endorsement Agreement, and provides that one U.S. dollar for each unit of the Shaq-a-Roni sold in the United States will be donated to The Papa John’s Foundation for Building Community and one Canadian dollar for each unit sold in Canada will be donated to Canadian charity.

As consideration for the rights and services granted under the Endorsement Agreement, the Company and PJMF agreed to pay to ABG-Shaq aggregate cash payments of $5.625 million over the three years of the Endorsement Agreement. The Company and PJMF will also pay ABG-Shaq a royalty fee for the Shaq-a-Roni product if the total amount of royalties in a given contract year (calculated as $0.20 per Shaq-a-Roni pizza sold) exceeds the contractual cash payment for that year, in which case the amount of the royalty payment will be the excess of the royalties over the cash payment amount. The Company and PJMF will also pay expenses related to the marketing and personal services provided by Mr. O’Neal.

In fiscal year 2022, the Company and PJMF paid ABG-Shaq an aggregate of $1,750,000 in cash payments under the Endorsement Agreement and the Prior Endorsement Agreement. ABG-Shaq did not receive any additional royalty fees for the Shaq-a-Roni campaign in 2022.

In addition, on April 12, 2022, the Company granted 55,898 restricted stock units (the “RSUs”) to Mr. O’Neal (as agent of ABG) under the Company’s 2018 Omnibus Incentive Plan, with a grant-date fair value of $5,625,000. The RSUs will vest into an equivalent number of shares of the Company’s common stock according to the following vesting schedule:

●	33 ⅓% (18,632) of the RSUs will vest on April 12, 2023;
●	33 ⅓% (18,632) of the RSUs will vest on March 15, 2024; and
●	33 ⅓% (18,634) of the RSUs will vest on March 15, 2025.

2023 Proxy Statement     45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the Endorsement Agreement, Mr. O’Neal has an obligation to deliver to ABG-Shaq any common stock issuable upon vesting of the RSUs.

The initial term of the Endorsement Agreement ends on March 15, 2025, with an option for a one-year extension upon the parties’ mutual agreement. The Endorsement Agreement also includes customary exclusivity, termination and indemnification clauses.

The Papa John’s Foundation for Building Community purchased a table at The Shaquille O’Neal Foundation Gala for $25,000 and also supported the Boys & Girls Clubs of America with a $250,000 donation in 2022 at the request of Mr. O’Neal.

Share Repurchase Agreement

On March 1, 2023, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with certain funds affiliated with, or managed by, Starboard Value LP (collectively, “Starboard”). Prior to the transaction contemplated by the Repurchase Agreement, Starboard beneficially owned in excess of 5% of the Company’s common stock, and the Chief Executive Officer of Starboard Value LP, Jeffrey C. Smith, was the Chair of the Company’s Board.

Pursuant to the Repurchase Agreement, the Company repurchased from Starboard 2,176,928 shares of the Company’s common stock at a price of $82.52 per share, for aggregate cash consideration of $180.0 million. The Repurchase Agreement contained customary representations, warranties, and conditions to closing. The Company used cash on hand and borrowings under the Company’s revolving credit facility to fund the share repurchase.

The transaction was negotiated by an independent committee of the Board formed for the purpose of evaluating a possible transaction involving Starboard, and was approved by the full Board upon such independent committee’s recommendation.

Following the consummation of the transaction contemplated by the Repurchase Agreement, Starboard no longer beneficially owned in excess of 5% of the Company’s common stock, and Mr. Smith resigned from the Board, effective March 1, 2023.

46     2023 Proxy Statement

Audit Committee Report

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its consolidated subsidiaries. The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company’s independent registered public accounting firm. The Audit Committee also oversees the performance of the internal audit function and the Company’s compliance program with respect to legal and regulatory requirements and risk management. Each member of the Audit Committee is independent as determined by the Board of Directors, based upon applicable laws and regulations and Nasdaq listing standards.

In fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly consolidated financial statements (including any required management certifications), and the Company’s quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the consolidated financial statements and complying with the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles and for providing their judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

During 2022, among other matters, the Audit Committee:

●	reviewed the quality and integrity of the Company’s consolidated financial statements;
●	reviewed with management and the independent registered public accounting firm the Company’s critical accounting policies, significant changes in the selection or application of accounting principles, the effect of regulatory and accounting initiatives on the Company’s consolidated financial statements, and critical audit matters addressed during the audit;
●	discussed with management and the independent registered public accounting firm the effectiveness of the Company’s internal controls over financial reporting;
●	reviewed the performance of the Company’s internal audit function including the scope and overall plans for internal audit;
●	oversaw the compliance program with respect to legal and regulatory requirements;
●	oversaw the Company’s Enterprise Risk Management program, reporting on such matters to the full Board of Directors, discussing risk areas with management and monitoring management’s responsibility to identify, assess, manage, and mitigate risks; and
●	assessed the performance of EY. In the course of this assessment, the Committee considered:
o	EY’s performance, including the results of an internal survey of EY’s service, quality and professional reputation, including the quality of communications with the Audit Committee and management, responsiveness to Company business requirements and EY’s ability to adapt and adjust work processes to provide a quality audit during the pandemic;
o	the value of EY’s services, with consideration of fees charged to the Company;
o	EY’s tenure as our independent auditors as well as its familiarity with our business and accounting policies; and
o	EY’s independence, integrity and objectivity.

As a result of its evaluation, the Audit Committee concluded that the selection of EY as the independent registered public accounting firm for fiscal year 2023 is in the best interest of the Company and its stockholders.

During 2022, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee discussed with EY the matters required to be discussed by the applicable standards of the Public Company Accounting Standards Board (“PCAOB”) and the SEC. The Audit Committee also discussed with EY matters relating to their independence from management and the Company, including the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee is responsible for approving the services provided by the independent auditor and the associated fees. The Audit Committee concluded that EY is independent from management and the Company and that all audit and non-audit services were pre-approved.

2023 Proxy Statement     47

AUDIT COMMITTEE REPORT

The Audit Committee discussed with EY and the Company’s internal audit management the overall scope and plans for its audits. The Audit Committee met with EY and the Company’s internal audit management to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting. The Audit Committee also met in separate executive sessions periodically with EY, the Senior Director of Internal Audit, the Chief Financial Officer and other members of management as needed. In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Annual Report on Form 10 - K for the year ended December 25, 2022.

AUDIT COMMITTEE

Laurette T. Koellner, Chair Olivia F. Kirtley Jocelyn C. Mangan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

48     2023 Proxy Statement

Item 2. Ratification of the Selection of Independent Auditors

The Audit Committee of the Board of Directors has reappointed EY as the Company’s independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2023. EY has audited the Company’s consolidated financial statements since 2019 and previously from 1990 through 2017.

Audit and Non-Audit Fees

Fees paid to EY for the 2022 and 2021 fiscal years, respectively, in each of the following categories, were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 25, 2022 ($)	December 26, 2021 ($)
Audit Fees	1,978,000	1,716,000
Audit-Related Fees	5,000	5,000
Tax Fees	296,000	200,000
All Other Fees	—	18,000
Total	2,279,000	1,939,000

Audit fees included fees associated with the annual audit of the consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other debt or regulatory filings and the statutory audits of certain subsidiaries. Audit-related fees included accounting research tools. Tax fees included tax compliance and consultation services, and All Other Fees included franchisee review services in the UK.

All audit and non-audit services provided by EY are and were pre-approved by the Audit Committee. In addition, the Audit Committee is responsible for audit fee negotiations with EY. EY has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of EY will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

All audit and non-audit services for 2022 and 2021 were pre - approved by the Audit Committee, which concluded that the provision of those services by EY was compatible with the maintenance of the auditors’ independence. The Audit Committee has adopted a policy that requires pre - approval of all services by the independent auditors. The Audit Committee reviews and pre - approves all audit and permissible non - audit services and reviews the annual audit plan and financial plan for audit fees. The Audit Committee annually pre - approves estimated fees for audit services. The policy also authorizes the Chair of the Audit Committee to pre - approve non - audit services at or below $100,000, provided that the Chair promptly notifies the other members of the Audit Committee of the approved engagement. Individual engagements anticipated to exceed the dollar threshold must be separately pre-approved by the Audit Committee.

Although stockholder ratification is not required, the appointment of EY is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions that the Audit Committee will take into consideration in future deliberations. If EY’s selection is not ratified at the Annual Meeting, the Audit Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY.

  2023 Proxy Statement    49

Item 3. Advisory Approval of the Company’s Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in this Proxy Statement. This advisory vote, commonly referred to as “say-on-pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

●	The Company utilizes a compensation structure that ties pay for performance and aligns the interests of our executives with those of our stockholders.
●	The Company’s compensation program reflects an appropriate pay mix that utilizes multiple performance metrics and rewards achievement of both short - term and long - term operational and financial goals, while designed to mitigate risks.
●	A significant portion of the compensation of our named executive officers is variable or “at risk.”
●	Our executive officers must achieve and maintain a designated level of ownership in the Company’s stock.

Consistent with our pay for performance philosophy, a significant portion of NEO compensation is tied to Company performance. See “Tying Pay to Performance” for more information on our “pay for performance” philosophy and our sound compensation governance practices.

At the 2022 Annual Meeting, 98.5% of the total votes cast voted in favor of our say-on-pay proposal. We have adopted a policy of holding our say-on-pay vote annually as a good corporate governance practice. We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. Unless the Board modifies its policy on the frequency of future say-on-pay votes (see Item 4), the next say-on-pay advisory vote will be at the 2024 Annual Meeting.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board highly values the views of our stockholders and will continue to take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

50     2023 Proxy Statement

Item 4. Advisory Vote on Frequency of Advisory Approval of the Company’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote on the frequency with which advisory say-on-pay votes on the compensation of our named executive officers (see Item 3) should be held in the future. This advisory vote is commonly referred to as “say-on-frequency.” The Company has had annual say-on-pay votes each year starting with the 2011 annual meeting.  Stockholders may vote to indicate their preference for conducting a say-on-pay vote:

●	Every year;
●	Every two year; or
●	Every three years.

Stockholders may also abstain from voting on this proposal. Our Board has determined that holding a say-on-pay vote every year is the most appropriate alternative for the Company. In recommending an annual advisory vote on executive compensation, our Board considered that an annual vote will allow stockholders to provide us with timely feedback on our compensation policies and practices as disclosed in the proxy statement every year, which will allow us to consider taking prompt action, if appropriate.

Because this proposal is advisory, it will not be binding on the Company, and the Board and the Compensation Committee may decide to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. However, the Board highly values our stockholders’ opinions, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Please note that although the Board is making a recommendation with respect to this proposal, you are only being asked to vote on the choices specified above, and not whether you agree or disagree with the Board’s recommendation.

THE BOARD RECOMMENDS YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR”.

2023 Proxy Statement     51

Questions and Answers About the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

The Board has set February 24, 2023 as the record date (“Record Date”) for the Annual Meeting. If you were a stockholder of record at the close of business on the Record Date, you are entitled to vote at the Annual Meeting. As of the Record Date, 34,659,414 shares of common stock were issued and outstanding and eligible to vote at the Annual Meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. There are no cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company’s By-laws, shares equal to a majority of the voting power of the Company’s outstanding shares entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

●	you participate electronically at the meeting; or
●	you have properly and timely submitted your proxy as described below under “How can I submit my proxy?”

Abstentions and broker “non - votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non - vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a brokerage account or by a bank, trust or other nominee, you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How can I submit voting instructions to my broker?”

How can I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the Annual Meeting in any of the following ways:

●	electronically, using the Internet;
●	over the telephone by calling a toll - free number; or
●	by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. These procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce the Company’s mailing and handling expenses. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper proxy card, please return your signed proxy card promptly to ensure we receive it before the Annual Meeting.

How can I submit voting instructions to my broker?

If you hold your shares in street name, you must provide your voting instructions in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting

52     2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

How do I vote if I hold shares in the Papa John’s International, Inc. 401(k) Plan?

If you hold shares of the Company’s common stock in the Papa John’s International, Inc. 401(k) Plan, please refer to the voting instructions provided by the plan’s trustee. Your voting instructions must be received by the plan trustee at least three days prior to the Annual Meeting in order to be counted. If you do not timely direct the plan trustee how to vote, the trustee will vote your shares in the same proportion as those shares for which the trustee received direction. Participants in the Company’s 401(k) Plan may not vote their shares electronically during the Annual Meeting, as they must vote at least three days prior to the meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Participating in the Annual Meeting

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PZZA2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or voter instruction form that accompanied your proxy materials. If you are a stockholder of record or a street name holder, you may vote your shares electronically at the Annual Meeting. Even if you currently plan to participate in the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to participate at the Annual Meeting. If you submit your vote by proxy and later decide to vote electronically at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you are a participant in the Company’s 401(k) Plan, you may submit voting instructions as described above, but you may not vote your shares held in the Company’s 401(k) Plan electronically at the Annual Meeting.

We will also make the Annual Meeting accessible to anyone who is interested, including team members and other constituents, by visiting the same link at www.virtualshareholdermeeting.com/PZZA2023. Non-stockholder guests will not be permitted to vote or submit questions at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

●	FOR each of the nominees for director;
●	FOR the ratification of the selection of Ernst & Young as the independent auditors of the Company for the fiscal year ending December 31, 2023;
●	FOR the advisory approval of the Company’s executive compensation; and
●	To conduct future advisory votes on executive compensation EVERY YEAR.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular item, your shares will be voted by the persons named as proxies on the proxy card in accordance with the Board’s recommendations.

If you are a street name holder and hold your shares with a broker, and do not instruct your broker as to how to vote, your shares may be voted by your broker in its discretion on the proposal to ratify the independent auditors. As described below, your broker does not have discretion to vote your uninstructed shares on the remaining proposals.

Your vote is important. The Company urges you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Annual Meeting.

2023 Proxy Statement     53

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	by submitting a later - dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;
●	by submitting a later - dated proxy to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting;
●	by sending a written notice of revocation to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting; or
●	by voting electronically at the Annual Meeting.

If you are a street name holder, you may change your vote only by voting electronically at the Annual Meeting and if you otherwise comply with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

If you are a participant in the Company’s 401(k) Plan, you may change your vote only if you comply with the procedures contained in the voting instructions provided by the plan’s trustee.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

A majority of votes cast at the meeting is required to elect directors. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director (with abstentions and broker non - votes not counted as a vote cast with respect to that director) in order for the director to be elected. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the selection of our independent auditors, and for the advisory approval of the Company’s executive compensation. In determining whether these proposals have received the requisite number of affirmative votes, abstentions will have the same effect as a vote against these proposals and broker non-votes will have no effect on the outcome of these proposals. The vote on the frequency of future advisory votes on executive compensation asks stockholders to express a preference for one of three choices for future advisory votes on executive compensation – every year, every other year, or every three years. Because stockholders are given the option to vote on a number of choices, it is possible that no single choice will receive a majority vote. The voting choice that receives the most votes will be considered the stockholders’ preference for this non-binding advisory vote. Moreover, because this vote is non-binding, the Board may determine the frequency of future advisory votes on executive compensation in its discretion. The Board intends to take into account the voting results on this proposal in making its determination. Abstentions on this proposal have the same effect as not expressing a preference.

If your shares are held by a broker, bank, trust or other nominee, that entity will ask you how you want your shares to be voted. If you give instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditors, the broker, bank, trust or other nominee is permitted to vote your shares in its discretion. For all other proposals, the broker, bank, trust or other nominee is not permitted to vote your shares at all.

What is householding?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver at your request only one copy of our Annual Report on Form 10 - K for the fiscal year ended December 25, 2022 and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also reduces waste.

Upon written or oral request to the address or number provided directly below, we will promptly deliver a separate copy of our Annual Report on Form 10 – K for the fiscal year ended December 25, 2022 and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents has been delivered.

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540 - 7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board. This Proxy Statement is being mailed to the stockholders on or about March 23, 2023 along with the Company’s Annual Report on Form 10 – K for the fiscal year ended December 25, 2022. We have also retained the firm of D.F. King to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $11,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. The Company is soliciting proxies primarily by mail. In addition, the Company’s directors, officers and regular employees may solicit proxies by telephone, facsimile, electronic mail or personally. The Company’s directors, officers and regular employees will receive no additional compensation for these services other than their regular compensation.

Other Matters

Stockholder Proposals For the 2024 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s Annual Meeting, pursuant to Exchange Act Rule 14a - 8 the written proposal must be received by the Company no later than November 22, 2023. Such proposals must comply with SEC regulations regarding the inclusion of stockholder proposals in Company - sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year’s Annual Meeting outside of the 14a - 8 process (including nomination of director candidates under our advance notice bylaw), our Certificate of Incorporation provides that written notice must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if less than 70 days’ notice of the date of the annual meeting is given, notice by the stockholder must be received no later than 10 days following (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure of the date of the meeting was made by the Company. All stockholder proposals must comply with certain requirements set forth in the Company’s Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company’s principal offices at P.O. Box 99900, Louisville, Kentucky 40269 - 0900.

In addition to satisfying the foregoing requirements under our Certificate of Incorporation (including our advance notice requirements), to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the other information required by Rule 14a - 19 under the Exchange Act no later than February 25, 2024.

Other Business

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

2023 Proxy Statement     55

Annual Report

The Company’s Annual Report on Form 10 - K for the fiscal year ended December 25, 2022 accompanies this Proxy Statement.

By Order of the Board of Directors

Louisville, Kentucky March 23, 2023	Caroline Miller Oyler Chief Legal and Risk Officer and Secretary

56     2023 Proxy Statement

Annex A

Reconciliation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. Adjusted operating income is a Non-GAAP measure and is a supplemental measure of performance that is not required by or presented in accordance with U.S. GAAP Adjusted operating income is used in the calculation of Post-MIP operating income. Post-MIP operating income is utilized as the basis for compensation decisions and is calculated as adjusted operating income, net of noncontrolling interest. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board of Directors utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measure to adjusted operating income is operating income. Non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. These measures are described more fully in the company’s Forms 10-K and 10-Q. Refer to these public filings for additional information about the company’s non-GAAP performance measures. The table below reconciles our GAAP operating income to adjusted operating income and Post-MIP operating income.

Reconciliation of Operating Income to Adjusted Operating Income and Post-MIP Operating Income:
Year Ended
(In thousands)	December 25, 2022
Operating income	$109,030
Refranchising and impairment (gains) and losses(a)	26,702
Legal settlements/Legal and advisory fees(b)	15,000
Costs associated with the termination of significant franchisees(c)	5,223
Other costs(d)	1,507
Adjusted operating Income	157,462
Less: Noncontrolling interests	(1,577)
Post-MIP operating income	$155,885

(a)	Refranchising and impairment losses consisted of the following pre-tax adjustments: a one-time, non-cash charge of $8.4 million associated with the refranchising of the Company’s controlling interest in the 90-restaurant joint venture; a charge of $17.4 million in one-time, non-cash expense related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions; and an impairment charge of $0.9 million on the right-of-use assets on leases associated with the termination of a significant franchisee in the UK.
(b)	Represents an accrual of certain legal settlements.
(c)	Represents costs associated with the termination of significant franchisees in the UK, including costs related to the reserve of certain accounts and notes receivable.
(d)	Represents advisory fees and severance costs associated with the transition of certain executives.

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V07425-P86451 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! PAPA JOHN'S INTERNATIONAL, INC. 2002 PAPA JOHN'S BLVD LOUISVILLE, KY 40299 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN ITEM 1, AND "FOR" THE PROPOSALS SET FORTH IN ITEMS 2 AND 3, AND FOR 1 YEAR IN ITEM 4. 1. Election of the following director nominees: 1a. Christopher L. Coleman 1b. Laurette T. Koellner Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. 1d. Jocelyn C. Mangan 1e. Sonya E. Medina 1c. Robert M. Lynch 2. Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2023 fiscal year. 3. Advisory approval of the Company's executive compensation. 4. Advisory vote on frequency of advisory approval of executive compensation. Proxy card must be signed and dated below. 1f. Shaquille R. O'Neal 1g. Anthony M. Sanfilippo For address changes, please send via email to: investor_relations@papajohns.com THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES IN ITEM 1, "FOR" THE PROPOSALS IN ITEMS 2 AND 3, AND FOR 1 YEAR IN ITEM 4. PAPA JOHN'S INTERNATIONAL, INC. ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PZZA2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PAPA JOHN’S INTERNATIONAL, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V07426-P86451 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at https://ir.papajohns.com/shareholder-services/annual-meeting YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Papa John's International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. Proxy card must be signed and dated on the reverse side. ∇ Please fold and detach card at perforation before mailing. ∇ PAPA JOHN’S INTERNATIONAL, INC. P.O. Box 99900, Louisville, Kentucky 40269-0900 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders The undersigned, a stockholder of PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CAROLINE MILLER OYLER and JOHN M. MATTER and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the common stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/PZZA2023, on Tuesday, April 25, 2023, at 11:00 A.M., Eastern Time, and at any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated March 23, 2023, and a copy of the Company’s Annual Report for the fiscal year ended December 25, 2022. Attention participants in 401(k) Plan: If shares of Papa John's International, Inc. common stock are held through the Papa John’s International, Inc. 401(k) Plan, you should complete, sign and return this proxy card to instruct Principal Trust Company, the plan trustee, how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Time, on April 19, 2023 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. VOTING INSTRUCTIONS ON REVERSE SIDE. (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)